Exhibit 10.1

Confidential
Execution Version

ASSET PURCHASE AGREEMENT by and among NOVAN, INC., EPI HEALTH, LLC and MAYNE PHARMA LLC August 31, 2023

Schedule 2.1(a): Product
Schedule 2.1(d): Certain Intellectual Property
Schedule 2.5(b)(ii): Cure Amount Payees
Schedule 2.6(a): Assumed Contract List
Schedule 5.3(b): Conduct of Business

Exhibit A    -    Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B    -    Form of Patent Assignment
Exhibit C    -    Form of Sale Order
Exhibit D    -    Form of Trademark Assignment

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 31, 2023, by and among Novan, Inc., a Delaware corporation (“Novan”), EPI Health, LLC, a South Carolina limited liability company (“EPI Health” and, together with Novan, “Sellers” or the “Debtors”), and Mayne Pharma LLC, a Delaware limited liability company (together with its permitted successors, designees and assigns, “Buyer”). Sellers and Buyer are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in Article I.
WHEREAS, Sellers filed voluntary petitions for relief (the “Chapter 11 Cases”) pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) on July 17, 2023;
WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to acquire and assume from Sellers, pursuant to Sections 363 and 365 of the Bankruptcy Code, the Purchased Assets and the Assumed Liabilities upon the terms and subject to the conditions set forth herein;
WHEREAS, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) has entered the Sale Procedures Order;
WHEREAS, Sellers intend to seek the entry of the Sale Order by the Bankruptcy Court approving this Agreement and authorizing Sellers to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth herein and in the Sale Order;
WHEREAS, the board of directors, board of managers or other applicable governing body of each Seller has determined that it is advisable and in the best interests of such Seller’s creditors, equity holders and estate and the beneficiaries of such estate to consummate the Contemplated Transactions pursuant to the Sale Procedures Order and the Sale Order and has approved this Agreement after determining that it was the highest and best offer for the purchase and sale of the assets that are the subject of this Agreement; and
WHEREAS, the Contemplated Transactions are subject to the approval of the Bankruptcy Court, and will be consummated only pursuant to the Sale Order to be entered by the Bankruptcy Court in favor of Buyer.
NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, intending to be legally bound, the Parties agree as follows:
ARTICLE I
DEFINITIONS
“Accounts Receivable” means (a) all accounts, accounts receivable, contractual rights to payment, notes, notes receivable, negotiable instruments, chattel paper, and vendor and supplier rebates of Sellers as conducted by the Sellers and (b) any security interest, claim, remedy or other right related to any of the foregoing.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Alternate Transaction” means a transaction or series of related transactions pursuant to which Sellers, pursuant to the Sale Procedures Order, (a) accept one or more Qualified Bids, other than that of Buyer, as the highest and best offer, or (b) sell, transfer, lease or otherwise dispose of, directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction (by Sellers or otherwise), including pursuant to a Plan or refinancing, all or substantially all of the Purchased Assets (or agrees to do any of the foregoing) in a transaction or series of transactions to a Person or Persons other than Buyer, but does not mean the sale of assets to customers conducted in the Ordinary Course of Business; provided that with respect to any series of related transactions described herein, the first such transaction in such series constitutes an “Alternate Transaction” for purposes of Section 8.1 and Section 8.3.
“Assumed Contract List” means Schedule 2.6(a) hereto (as such schedule may be updated pursuant to Section 2.6(a)).
“Assumed Contracts” has the meaning set forth in Section 2.1(c).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Auction” means the auction for the sale and assignment of the Purchased Assets as specified in the Sale Procedures Order.
“Bankruptcy Code” has the meaning set forth in the recitals.
“Bankruptcy Court” has the meaning set forth in the recitals.
“Base Purchase Price” has the meaning set forth in Section 2.5(a).
“Bid” means a bid by the Buyer to purchase the Purchased Assets for an amount equal to $8,000,000, subject to all conditions, reservations, and provisions of this Agreement.
“Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement, substantially in the form attached as Exhibit A hereto.
“Business Authorizations” has the meaning set forth in Section 3.16(a).
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in Wilmington, Delaware shall be authorized or required by Law to close.
“Buyer” has the meaning set forth in the preamble.
“Buyer Released Parties” has the meaning set forth in Section 5.8.
“Chapter 11 Cases” has the meaning set forth in the recitals.
“Claim” means a “claim” as defined in section 101(5) of the Bankruptcy Code, whether arising before or after the Petition Date.

“Closing” means the closing of the transactions contemplated by this Agreement, which shall be deemed to have occurred at 12:01 a.m. (Eastern Time) on the Closing Date.
“Closing Date” means the second Business Day after the date on which all conditions to the obligations of Sellers and Buyer to consummate the Contemplated Transactions set forth in Article VII (other than conditions with respect to actions Sellers and/or Buyer will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived by the Party entitled to waive that condition, or at such other time or on such other date as shall be mutually agreed upon by Sellers and Buyer prior thereto.
“Closing Payment” has the meaning set forth in Section 2.5(b).
“Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases.
“Company SEC Documents” has the meaning set forth in Section 3.12(b).
“Consent” means any approval, consent, ratification, permission, clearance, designation, qualification, waiver or authorization, or an order of the Bankruptcy Court that deems or renders any of the foregoing unnecessary.
“Contemplated Transactions” means the sale by Sellers to Buyer, and the purchase by Buyer from Sellers, of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities.
“Contract” means any written or oral agreement, contract, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, sales order, sales agent agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, license agreement, contribution agreement, partnership agreement or other arrangement, understanding, permission or commitment that, in each case, is legally-binding.
“Cure Amounts” means the cure amounts necessary to cure all defaults and to pay all actual pecuniary losses, if any, that have resulted from such defaults under the Assumed Contracts, in each case as of the Petition Date and to the extent required by Section 365(b) of the Bankruptcy Code and the Sale Order or any other Order of the Bankruptcy Court (or as agreed by the applicable counterparties and the Sellers and Buyer), which are estimated to equal $278,338.34 for the payment to DPT for Purchased Inventory and (b) $929,229 for the payment of cure amounts to all other contract counterparties set forth on the Assumed Contracts List.
“Cure Cap” means an aggregate amount equal to $1,500,000.
“Debtors” has the meaning set forth in the preamble.
“Deposit” has the meaning set forth in Section 2.5(c).
“DIP Budget” shall have the same meaning as the term “Approved Budget” as defined in the DIP Order.
“DIP Loan Documents” shall have the meaning given such term in the DIP Order, and for the avoidance of doubt shall include all guarantees, all other security agreements, pledge agreements, notes, guarantees, mortgages, certificates, Uniform Commercial Code financing statements and all other related agreements, instruments and other documents, in each case relating to the Indebtedness authorized under the DIP Order, and executed and/or delivered in connection therewith by the Sellers.
“DIP Order” means as of any date of determination (i) the Interim Order (I) Authorizing Debtors to (A) Obtain Postpetition Financing and (B)  Use Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Lender(III) Scheduling a Final Hearing, and (IV) Granting Related Relief that is anticipated to be entered by the Bankruptcy Court on or about July 21, 2023 (the “Interim Order”) or (ii) the Final Order (as defined in the Interim Order), whichever such Order is then in effect.
“Disclosure Schedule” has the meaning set forth in Article III.
“DPT” means DPT Laboratories, Ltd.
“Employee Benefit Plan” means (a) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), (b) employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, program, policy, agreement or arrangement and (c) any other benefit or compensation plan, program, agreement or arrangement of any kind, providing for compensation, bonuses, profit-sharing, or other forms of incentive or deferred compensation, vacation benefits, insurance, medical, dental, vision, prescription or fringe benefits, life insurance, disability or sick leave benefits or post-employment or retirement benefits, in each case, maintained or contributed to by any Seller or in which any Seller participates or participated and that provides benefits to any current or former employee of any Seller.
“Environmental Laws” all applicable Laws concerning pollution or protection of the environment, human health and safety, and natural resources.
“EPI Causes of Action” means, collectively, any claims, causes of action, demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, in each case to the extent owned by EPI Health, other than the Purchased Avoidance Actions.
“EPI Health” has the meaning set forth in the preamble.
“ERISA” means the United States Employee Retirement Income Security Act of 1974.
“Escrow Agent” has the meaning set forth in Section 2.5(c).
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Claims” means all rights (including rights of set-off and rights of recoupment), refunds, claims, counterclaims, demands, causes of action and rights to collect damages of Sellers against third parties to the extent related primarily to any Excluded Asset or Excluded Liability.
“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Products” means (a) SB206, (b) MINOLIRA (biphasic minocycline hydrochloride immediate release/extended release 105 mg and 135 mg tablets), (c) CLODERM (clocortoline pivalate cream 0.1%), (d) SITAVIG (acyclovir 50mg buccal tablets), (e) any product in development by or on behalf of Sellers and (f) any other product owned or licensed by Sellers (except for the Product).
“FDA” means the United States Food and Drug Administration.
“Final Order” means: (a) an order or judgment of the Bankruptcy Court, as entered on the docket in any Chapter 11 Cases (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction; or (b) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Bankruptcy Court (or any other court of competent jurisdiction, including in an appeal taken) in the Chapter 11 Cases (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the bankruptcy rules or the local bankruptcy rules of the Bankruptcy Court, may be filed relating to such order shall not prevent such order from being a Final Order.
“Finished Goods” means the two (2) lots of finished Product held by DPT or a third-party warehouse on behalf of Sellers with the following lot numbers: WEBD and WECD.
“Fraud” means, with respect to any party to this Agreement, Delaware common law fraud with a specific intent to deceive (and not a constructive fraud, equitable fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) with respect to the making of any of the representations and warranties by Sellers contained in Article III, the officer’s certificate required to be delivered pursuant to Section 7.1(e) or any Related Agreement, and not with respect to any other matters.
“Governmental Entity” means any United States federal, state or local or non-United States governmental or regulatory authority, agency, commission, court, body or other governmental entity.
“Health Care Laws” means, to the extent applicable to the Purchased Assets (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the regulations promulgated pursuant to such statutes and any comparable state laws; (ii) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), and the regulations promulgated thereunder and any comparable state laws, (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vi) quality, safety and accreditation standards and requirements of all applicable state laws or Governmental Entities; (and (vii) any and all other applicable health care laws, rules, codes, statutes, ordinances, regulations, manual provisions, policies and administrative guidance, each of (i) through (vii) as may be amended from time to time.
“Indebtedness” means (i) any indebtedness for borrowed money, (ii) any notes, mortgages, bonds, debentures or other debt securities or warrants or other rights to acquire any notes, mortgages, bonds, debentures or other debt securities of any Seller, (iii) any letters of credit, security or performance bonds or similar credit support instruments or overdraft facilities or cash management programs of any Person, (iv) any amounts owing as deferred purchase price for property or services, including any capital leases, seller notes and “earn out” payments, or other contingent payment obligations, or (v) any guarantee of any of the foregoing obligations of another Person, or any “keep well” or other agreement to maintain any financial statement condition of another Person.
“Intellectual Property” means any and all rights, title and interest in or relating to intellectual property of any type, which may exist or be created under the Laws of any jurisdiction throughout the world, including: (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations in connection therewith; (b) trademarks, service marks, trade dress, logos, slogans, trade names, service names, brand names, Internet domain names and all other source or business identifiers and general intangibles of a like nature, along with all applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) rights associated with works of authorship, including exclusive exploitation rights, mask work rights, copyrights, database and design rights, whether or not Registered or published, all registrations and recordations thereof and applications in connection therewith, along with all extensions and renewals thereof; (d) trade secrets; and (e) all other intellectual property rights.
“Intellectual Property Assignments” means the Patent Assignment and the Trademark Assignment.
“Interim Order” has the meaning set forth in this Article I under the definition of “DIP Order.”
“Inventory” means the following inventory with respect to the Product: (a) Finished Goods and (b) supplies, raw materials, active pharmaceutical ingredients, excipients, work in progress, spare, replacement and component parts maintained or held by, stored by or on behalf of, or in transit to, any Seller, whether for sale or non-commercial use (e.g., tubes, Product samples and Inventory used for stability or validation) or otherwise, together with any interests therein, including (x) being held by customers pursuant to consignment arrangements or (y) being held by suppliers or vendors under tolling or similar arrangements.
“IRC” means the United States Internal Revenue Code of 1986, as amended.
“Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, Order, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, determination, decision, opinion, guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, or court of competent jurisdiction, or other legal requirement or rule of law, including applicable building, zoning, subdivision, health and safety and other land use Laws.
“Liability” means, as to any Person, any debt, Claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty,

responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred, or asserted or when the relevant events occurred or circumstances existed.
“Lien” means any lien (as defined in Section 101(37) of the Bankruptcy Code), encumbrance, right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, encroachments, judgments, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use (whether known or unknown, secured or unsecured or in the nature of setoff or recoupment, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, whether arising prior to or subsequent to the commencement of the Chapter 11 Cases, and whether imposed by agreement, understanding, Law, equity, or otherwise, including claims otherwise arising under doctrines of successor liability).
“Material Adverse Effect” means any change, event, effect, development, condition, circumstance or occurrence (when taken together with all other changes, events, effects, developments, conditions, circumstances or occurrences), that (a) is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), value or results of operations of the Purchased Assets (taken as a whole); provided, however, that no change, event, effect, development, condition, circumstance or occurrence related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the filing of a voluntary petition under Chapter 11 of the Bankruptcy Code or the effect, directly or indirectly, of such filing, including (A) any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby or thereby, (2) the reorganization of the Sellers, (3) the Sale Procedures Order or (4) the assumption of any Assumed Contract and (B) any Order of the Bankruptcy Court or any actions or omissions of the Sellers or their Subsidiaries in compliance therewith; (ii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreements, except to the extent that such change has a materially disproportionate adverse effect on the business of the Sellers relative to the adverse effect that such changes have on other companies in the industry in which the business of the Sellers operates; (iii) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, except to the extent that such change has a materially disproportionate adverse effect on the business of the Sellers relative to the adverse effect that such changes have on other companies in the industry in which the business of the Sellers operates; (iv) resulting from any act of God or other force majeure event (including natural disasters) (but, and notwithstanding anything contained in this paragraph to the contrary, excluding, for the avoidance of doubt, any global or national epidemic, pandemic (whether or not declared as such by any Governmental Entity) or viral outbreak (including the “Coronavirus” or “COVID-19” pandemic), except to the extent that such change has a materially disproportionate adverse effect on the business of the Sellers relative to the adverse effect that such changes have on other companies in the industry in which the business of the Sellers operates); or (v) changes in Law or in GAAP or interpretations thereof; or (b) would reasonably be expected to prevent, materially delay or materially impair to the ability of any Seller to consummate the transactions contemplated by this Agreement or the Related Agreements on the terms set forth herein and therein.
“Material Contract” has the meaning set forth in Section 3.6.

“NDC License End Date” has the meaning set forth in Section 6.9(a).
“Novan” has the meaning set forth in the preamble.
“Order” means any judgment, decree, ruling, decision, opinion, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, judicial order, administrative order or any other order of any Governmental Entity.
“Ordinary Course of Business” means the ordinary and usual course of business of Sellers taken as a whole consistent with past custom and practice and taking into account the commencement of the Chapter 11 Cases.
“Outside Date” means September 26, 2023.
“Owned Intellectual Property” has the meaning set forth in Section 3.7(a).
“Parties” has the meaning set forth in the preamble.
“Patent Assignment” means a patent assignment agreement, substantially in the form attached as Exhibit B hereto.
“Permit” means any and all franchise, approval, permit (including environmental, construction and operation permits), license, order, registration, certificate, variance, Consent, exemption, clearance, exemption, classification, tariff, rate schedule or other authorization issued, granted, given or otherwise obtained or required to be obtained, from or by any Governmental Entity, under the authority thereof or pursuant to any applicable Law, including all Business Authorizations and Product Registrations.
“Permitted Liens” means (a) Liens for Taxes which are (i) being contested in good faith by appropriate proceedings or (ii) not due and payable as of the Closing Date and which shall be prorated or released at Closing, and, in each case of clauses (i) and (ii), for which adequate reserves have been made on the Financial Statements in accordance with GAAP and which shall be prorated or otherwise released at Closing; and (b) any Liens associated with or arising in connection with any Assumed Liabilities.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including any Governmental Entity or any group or syndicate of any of the foregoing.
“Petition Date” means the date of the filing of the Chapter 11 Cases.
“Proceeding” means any action, cause of action, suit, claim, investigation, mediation, audit, grievance, demand, hearing or proceeding, whether civil, criminal, administrative or arbitral, whether at law or in equity and whether before any Governmental Entity or arbitrator.
“Product” means the product set forth on Schedule 2.1(a).
“Product IND” means Investigational New Drug Application number 107983 filed with the FDA with respect to the Product, and all amendments, supplements, and reports submitted with respect thereto.

“Product NDA” means New Drug Application number 208552 filed with the FDA in respect of the Product, and all amendments, supplements, and reports submitted with respect thereto.
“Product Registrations” has the meaning set forth in Section 3.16(a).
“Professional Services” means any legal services, accounting services, financial advisory services, investment banking services or any other professional services provided by the Sellers’ advisers obtained pursuant to any order of the Bankruptcy Court.
“Purchase Price” has the meaning set forth in Section 2.5(a).
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchased Avoidance Actions” means all causes of action, lawsuits, claims, rights of recovery and other similar rights of any Seller, including avoidance claims or causes of action under Chapter 5 of the Bankruptcy Code relating to the Purchased Assets, provided that Purchased Avoidance Actions shall not include: any causes of action, lawsuits, claims, rights of recovery and other similar rights of any against the Sellers’ Representatives; causes of action, lawsuits, claims, rights of recovery and other similar rights of any related to the Sellers’ acquisition of EPI Health in 2022; and causes of action, lawsuits, claims, rights of recovery and other similar rights of any EPI Causes of Action.
“Purchased Inventory” means Inventory that is part of the Purchased Assets as set forth in Section 2.1.
“Qualified Bid” means competing bids qualified for the Auction in accordance with the Sale Procedures Order.
“Recall” has the meaning set forth in Section 3.10(b).
“Records” means the books, records, information, ledgers, files, invoices, documents, work papers, correspondence, lists (including customer lists, supplier lists and mailing lists), plans (whether written, electronic or in any other medium), drawings, designs, specifications, creative materials, advertising and promotional materials, marketing plans, complaint files, manufacturing and packaging batch records, quality investigation documents and reports, adverse event investigations and reports, quality investigations and reports, pharmacovigilance documents and reports, studies, and any other data, reports and similar materials related to the business of the Sellers, in each case whether held by Sellers or a third-party vendor.
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar.
“Related Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property Assignments, and any other instruments of transfer and conveyance as may be required under applicable Law to convey valid title of the Purchased Assets to Buyer.
“Reports” has the meaning set forth in Section 3.16(d).
“Representative” means a Person’s officers, directors, managers, employees, advisors, representatives (including its legal counsel and its accountants) and agents.
“Restricted Period” has the meaning set forth in Section 6.8.

“Sale Hearing” means the hearing conducted in the Bankruptcy Court seeking entry of the Sale Order.
“Sale Motion” means the motion filed by the Sellers on July 17, 2023 with the Bankruptcy Court styled as the Motion of Debtors for Entry of Orders (I)(A) Approving Bidding Procedures for Sale of Substantially All of Debtors’ Assets Free and Clear of Liens, Claims, Interests, and Encumbrances and Designating Ligand Pharmaceuticals as a Stalking Horse Bidder, (B) Scheduling an Auction and Approving the Form and Manner of Notice Thereof, (C) Approving Assumption and Assignment Procedures and (D) Scheduling a Sale Hearing and Approving the Forms and Manner of Notice Thereof; (II)(A) Approving the Sale of the Debtors’ Assets Free and Clear of Liens, Claims, Interests, and Encumbrances After the Auction and (B) Approving the Assumption and Assignment of Executory Contracts and Unexpired Leases; and (III) In the Alternative, Approving the Sale of the Debtors’ Assets Free and Clear of Liens, Claims, Interests, and Encumbrances to Ligand Pharmaceuticals If Not Approved as the Stalking Horse Bidder, which Sale Motion requests, among other things, authority to sell all or substantially all of the Debtors’ assets, entry of the Sale Procedures Order and entry of a Sale Order approving this Agreement and Related Agreements.
“Sale Order” means an Order of the Bankruptcy Court, in substantially the form attached hereto as Exhibit C: (a) approving (i) this Agreement and the other Related Agreements and the execution, delivery, and performance by Sellers of this Agreement, the other Related Agreements and the other instruments and agreements contemplated hereby and thereby, (ii) the sale of the Purchased Assets to Buyer free and clear of all Liens, other than Permitted Liens, (iii) the assumption of the Assumed Liabilities by Buyer on the terms set forth herein and in the other Related Agreements and (iv) the assumption and assignment to Buyer of the Assumed Contracts on the terms set forth herein and in the other Related Agreements; (b) determining that Buyer is a good faith purchaser; and (c) providing that the Closing will occur in accordance with the terms and conditions hereof.
“Sale Procedures Order” means an order of the Bankruptcy Court approving the sale procedures relief requested in the Sale Motion.
“SB206” means berdazimer gel, 10.3%.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” or “Sellers” has the meaning set forth in the preamble.
“Seller FDA Transfer Letter” means a letter from the applicable holder of the Product NDA, notifying the FDA of the transfer of such Product NDA to Buyer, in form and substance reasonably acceptable to Buyer.
“Seller NDC Numbers” means National Drug Code numbers 71403-003-15 and 71403-003-30.
“Sellers’ Knowledge” (or words of similar import) means the actual or constructive knowledge, after due inquiry, of Paula Brown Stafford, John Donofrio and John M. Gay.
“Sellers’ Licensed Trademarks” has the meaning set forth in Section 6.9(c).
“Studies” has the meaning set forth in Section 3.16(h).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions with respect to such corporation) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director, managing member, or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Tax” or “Taxes” means any United States federal, state or local or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, ad valorem, escheat, sales, use, transfer, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever (however denominated), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether or not disputed.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Event” has the meaning set forth in Section 8.1.
“Top Supplier” has the meaning set forth in Section 3.11(a).
“Trademark Assignment” means a trademark assignment agreement, substantially in the form attached as Exhibit D hereto.
“Transfer Tax” means any stamp, documentary, registration, transfer, added-value or similar Tax imposed under any applicable Law in connection with the transactions contemplated by this Agreement.
“Transferring Party” has the meaning set forth in Section 5.1(c).
ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of Purchased Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth in this Agreement (including, without limitation, Section 4.7 below), at the Closing, Buyer shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Buyer, all of the Sellers’ right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than Permitted Liens), for the consideration specified in Section 2.5. “Purchased Assets” shall mean all of the, direct or indirect, right, title and interest of Sellers in, to and under the following assets:

(a)    all of the Sellers’ right, title and interest in and to the Product and all related Product Registrations (including the Product NDA and the Product IND);
(b)    all Inventory as of the Closing, including all rights of Sellers to receive such Inventory, supplies and materials which are on order as of the Closing, whether or not obsolete or carried on Sellers’ books of account, in each case, with any transferable warranty and service rights related thereto:
(c)    the Contracts set forth on the Assumed Contract List (“Assumed Contracts”);
(d)    all Intellectual Property owned by Sellers related to the Purchased Assets, including the Intellectual Property set forth on Schedule 2.1(d), and any right to damages for past infringement, misappropriation, or dilution of such Intellectual Property;
(e)    all Records to the extent relating to the Product, including (i) Records related to Taxes with respect to the Product paid or payable by any Seller related to the business of the Sellers and (ii) state and federal price reporting data and submissions, in each case to the extent related to the Product;
(f)    all goodwill of Sellers related to the Purchased Assets, including all goodwill associated with the Intellectual Property owned by Sellers and all rights under any confidentiality agreements executed by any third party for the benefit of any of Sellers to the extent relating to the Purchased Assets and/or the Assumed Liabilities (or any portion thereof);
(g)    all insurance benefits and policies relating to or insuring any of the Purchased Assets or Assumed Liabilities (including returns, recoveries and refunds of any premiums paid, or other amounts due back to Sellers);
(h)    all other rights of Sellers against third parties (including suppliers, vendors, merchants, distributors, manufacturers and counterparties to licensees, licensors or of any Seller to the extent arising under or related to any Assumed Contract, other Purchased Asset or Assumed Liability), including causes of action, claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds, rebates, credits, allowances, Proceedings, rights of set off, rights of recovery, rights of subrogation, rights of recoupment, rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties or other similar rights, in each case at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, now existing or hereafter acquired, contingent or noncontingent, including the Purchased Avoidance Actions, but excluding (i) the EPI Causes of Action and (ii) the proceeds of all directors’ and officers’ liability insurance policies of the Sellers, including any tail insurance policies and rights of the directors and officers thereunder for coverage (i.e., advance of expenses and liability coverage with respect to claims made against such officers and directors);
(i)    all credits, prepaid expenses, deferred charges, advance payments, refunds, rights of set-off, rights of recovery, deposits, prepaid or deferred charges, expenses and duties (including any of the foregoing related to Assumed Contracts) to the extent arising under or relating to the Purchased Assets or the Assumed Liabilities;

(j)    all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and any other Person to the extent affecting or arising under any Purchased Assets and/or Assumed Liabilities;
(k)    all rights under non-disclosure, confidentiality, non-compete, non-interference, non-solicitation, and similar arrangements or Contracts with any current or former employees and/or agents of Sellers or with third parties to the extent relating to the Product;
(l)    all of the Sellers’ telephone numbers, fax numbers, e-mail addresses, websites, social media accounts, URLs and internet domain names used primarily for the Product, including the telephone number 1-800-499-4468; and
(m)    all rights arising from any refunds, overpayments, credits or rebates due from federal, state and/or local Governmental Entities with respect to Taxes (other than income taxes) to the extent related to the Purchased Assets or Assumed Liabilities.
Section 2.2    Excluded Assets. Notwithstanding anything to the contrary herein, each Party expressly understands and agrees that Buyer is not purchasing or acquiring, and the Sellers are not selling or assigning, any assets, rights or properties of Sellers or their Affiliates other than the Purchased Assets (the “Excluded Assets”). Without limiting the foregoing, Excluded Assets include:
(a)    the Excluded Products;
(b)    all Accounts Receivable of Sellers as of the Closing;
(c)    all cash, cash equivalents, bank deposits and similar cash items of Sellers, and all bank accounts of Sellers;
(d)    all Leases (and related Leased Real Property, if any) and Contracts, in each case, other than Assumed Contracts;
(e)    all Permits (other than the Product Registrations);
(f)    all of Sellers’ certificates of incorporation, certificates of formation, bylaws, limited liability company operating agreements and other organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, unit certificates and other documents relating to the organization, maintenance and existence of any Seller as a corporation, limited liability company or other entity;
(g)    all shares of capital stock, limited liability company interests or other equity securities of any Seller or any of their respective Subsidiaries or securities convertible into, exchangeable, or exercisable for any such shares of capital stock, limited liability company interests or other equity securities of any Seller or any of their respective Subsidiaries;
(h)    all net operating losses of any Seller;
(i)    the Excluded Claims;

(j)    any loans or notes payable to any Seller or any of its Affiliates from any employee of any Seller or any of its Affiliates;
(k)    any (i) Records containing confidential personal private information including confidential personnel and medical Records pertaining to any current or former employees of any Seller to the extent the disclosure of such information is prohibited by applicable Law, (ii) other Records that Sellers are required by Law to retain, (iii) any materials primarily related to any Excluded Assets or Excluded Liabilities, (iv) all taxpayer and other identification numbers of each Seller, and (v) any Records or other documents relating to the Chapter 11 Cases that are protected by the attorney-client privilege; provided that Buyer shall have the right to make copies of any portions of such retained Records (other than the Records referenced in the foregoing subsection (v)) to the extent that such portions relate to any Purchased Asset or Assumed Liability;
(l)     (i) all directors’ and officers’ liability insurance policies, including any tail insurance policies, including the rights of the directors and officers thereunder for coverage (i.e., advancement of expenses and liability coverage with respect to claims made against such officers and directors), and (ii) all insurance benefits and policies primarily relating to or insuring any of the Excluded Assets or Excluded Liabilities, including in the case of (i) and (ii), all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries under such insurance policies;
(m)    all Employee Benefit Plans, including all assets held with respect to such Employee Benefit Plans and any insurance contracts, administrative services agreements or funding arrangements related thereto;
(n)    all estate claims of the Sellers (other than the Purchased Avoidance Actions);
(o)    any warranties, representations, and guarantees to the extent primarily relating to any Excluded Asset, or rights and defenses primarily pertaining to any Excluded Liability; and
(p)    the rights of Sellers under this Agreement and the Related Agreements and all non-cash consideration payable or deliverable to Sellers under this Agreement.
Section 2.3    Assumption of Assumed Liabilities. On the terms and subject to the conditions of this Agreement and the Sale Order, at the Closing (or, with respect to Assumed Liabilities under Assumed Contracts that are assumed by Buyer after the Closing, such later date of assumption as provided in Section 2.6 and Section 2.7), Buyer shall assume from Sellers (and from and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and Sellers shall irrevocably convey, transfer, and assign to Buyer, the following Liabilities, without duplication and only to the extent not paid prior to the Closing and no other Liabilities (collectively, the “Assumed Liabilities”):
(a)    the Cure Amounts under the Assumed Contracts in an aggregate amount not to exceed the Cure Cap;
(b)    Liabilities under the Assumed Contracts (excluding Cure Amounts other than as set forth in subsection (a) above) solely to the extent arising from periods occurring after the Closing that relate (and only to the extent so relating) to facts, circumstances, or occurrences first arising after the Closing, and that do not arise from or relate to, and are not in connection with, any event, circumstance, or condition occurring or existing at or prior to Closing that, with or without notice or lapse of time, would constitute or result in a breach, violation, or default of such Assumed Contract by any Seller or any of their respective Affiliates;
(c)    Liabilities primarily arising out of the ownership or operation of the Purchased Assets, in each case, by Buyer solely to the extent arising from periods occurring after the Closing; and
(d)    all Liabilities for Taxes relating to the Purchased Assets or the Assumed Liabilities to the extent that such Taxes are imposed with respect to or attributable to any taxable period (or portion thereof) beginning after the Closing Date.
Notwithstanding the foregoing, Assumed Liabilities shall not include any post-petition Liabilities of the Sellers that were incurred in violation of the DIP Order or the DIP Loan Documents.
Section 2.4    Excluded Liabilities. Notwithstanding anything herein to the contrary, the Parties expressly acknowledge and agree that Buyer shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of Sellers, whether existing on the Closing Date or arising thereafter, other than the Assumed Liabilities (all such Liabilities that Buyer is not assuming being referred to collectively as the “Excluded Liabilities”), and Sellers shall be solely and exclusively liable for all such Excluded Liabilities. The Excluded Liabilities shall include:
(a)    the sponsorship of, and all Liabilities at any time arising under, pursuant to or in connection with, all Employee Benefit Plans and all Liabilities related to any current or former employee, contractor or other service provider of any Seller or any Subsidiary thereof;
(b)    all Liabilities relating to or otherwise arising, whether before, on or after the Closing Date, out of, or in connection with, any of the Excluded Assets;
(c)    any and all Liabilities arising under that certain Development Funding and Royalties Agreement, dated May 4, 2019, between Novan, Inc. and Ligand Pharmaceuticals Incorporated and/or any other agreement that does not constitute an Assumed Contract;
(d)    any and all Liabilities of Sellers for Indebtedness;
(e)    all Liabilities arising from or related to any Proceeding against Sellers or any of their respective Affiliates (including, for the avoidance of doubt, any Proceeding related to fraud, breach of fiduciary duty, misfeasance or under any other theory relating to conduct, performance or non-performance of Sellers, or any of their respective directors, managers, officers, employees or other Representatives), or related to the Purchased Assets or the Assumed Liabilities, pending or threatened or having any other status or with respect to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the Closing Date (including any breach, default, failure to perform, torts related to performance, violations of Law, infringements or indemnities, guaranties and overcharges, underpayments, or penalties, whether or not in respect of any Contract), including any successor liability claims or that may be owed to or assessed by, any Governmental Entity or other Person, and whether commenced, filed, initiated, or threatened prior to, on, or following the Closing;

(f)    all costs and expenses incurred or to be incurred by Sellers in connection with this Agreement and the consummation of the transactions contemplated hereby or in connection with the Chapter 11 Cases, including those owing for Professional Services;
(g)    all Liabilities for any Taxes (including Taxes payable by reason of contract, assumption, transferee or successor Liability, operation of Law, pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of any state or local law) or otherwise), except to the extent expressly included in the Assumed Liabilities, including Liabilities: (i) of any Seller arising or relating to any taxable period (or portion thereof) prior to the Closing Date, (ii) owed by any of Sellers or any of their direct or indirect beneficial owners or Affiliates (whether or not relating to any taxable period (or portion thereof) prior to the Closing Date), including pursuant to any Tax sharing, Tax indemnity or similar agreement or arrangement to which any Seller (or any Affiliate thereof) is obligated under or a party to, (iii) of any Seller arising in connection with the consummation of the transactions contemplated by this Agreement, (iv) for Taxes or other Liabilities with respect to the Purchased Assets or the business of Sellers with respect to which “responsible person” or similar claims may be made against any of Sellers’ or any of their Affiliates’ employees, managers, officers, directors or similar persons, including pursuant to any wage payment statute, and (v) for Taxes arising from or in connection with an Excluded Asset;
(h)    any Liability for any intercompany accounts payable by any Seller or any of their respective Affiliates;
(i)    all Liabilities of Sellers arising prior to the Closing under or pursuant to Environmental Laws, including with respect to any real property owned, operated, leased, or otherwise used by Sellers, whether or not used in the Ordinary Course of Business;
(j)    all current accrued trade payables to the extent (i) existing on the Closing Date, (ii) incurred after the Petition Date in the Ordinary Course of Business and otherwise in compliance with this Agreement (including Section 5.3) and (iii) not arising under or otherwise relating to any Assumed Liability;
(k)    all Liabilities arising under that certain Asset Purchase Agreement, dated October 10, 2019, by and between EPI Health and Aclaris Therapeutics, Inc.; and
(l)    drafts or checks outstanding as of the Closing (except to the extent expressly stated as an Assumed Liability).
Section 2.5    Consideration.
(a)    The aggregate consideration for the sale and transfer of the Purchased Assets (the “Purchase Price”) shall be composed of the following:
i.    $8,000,000 (the “Base Purchase Price”) plus the Cure Amounts in an amount not to exceed the Cure Cap; plus
ii.    the assumption by Buyer of the Assumed Liabilities.
(b)    At the Closing, Buyer shall:
i.    pay to Sellers, by wire transfer of immediately available funds to an account or accounts designated by Sellers, an amount equal to the Base

Purchase Price minus the Deposit (the “Closing Payment”); and assume the Assumed Liabilities pursuant to this Agreement; and
ii.    on behalf of Sellers, pay the Cure Amounts in an amount not to exceed the Cure Cap to the applicable Assigned Contract counterparties as set forth on Schedule 2.5(b)(ii) (as it may be updated pursuant to Section 2.6). For the avoidance of doubt, Sellers shall be responsible for all Cure Amounts in excess of the Cure Cap.
(c)    On or prior to the date hereof, Buyer has delivered to Kurtzman Carson Consultants LCC (the “Escrow Agent”), by wire transfer of immediately available funds, the sum of $800,000 (the “Deposit”) to be held in escrow pursuant to the terms and provisions hereof and released only upon a joint direction of Sellers and Buyer as set forth herein or an order of the Bankruptcy Court. Each of Buyer and Sellers shall promptly execute and deliver to the Escrow Agent the joint direction necessary to release the Deposit from escrow pursuant to and in accordance with the terms of this Agreement.
Section 2.6    Assumption and Assignment of Contracts.
(a)    The Assumed Contract List sets forth a list of all Contracts to which a Seller is a party or by which any of their properties or assets are bound and which Buyer has designated to be included as an Assumed Contract, together with the estimated Cure Amounts for each Assumed Contract, with such Cure Amounts as agreed to among the various counterparties, Sellers and Buyer, or as determined by the Sale Order or such other Order of the Bankruptcy Court. From time to time, as reasonably requested by Buyer and in the manner requested by Buyer, Sellers shall update the Assumed Contract List.
(b)    In connection with the assumption and assignment to Buyer of any Assumed Contract pursuant to this Section 2.6, Buyer shall provide sufficient adequate assurance of future performance as of the Sale Hearing necessary to satisfy the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to Assumed Contracts.
(c)    Sellers shall use their respective reasonable best efforts to assign the Assumed Contracts to Buyer on the terms set forth in this Section 2.6 pursuant to the Sale Order or such other Order of the Bankruptcy Court. In the event Sellers are unable to assign any such Assumed Contract to Buyer pursuant to the Sale Order or such other Order of the Bankruptcy Court or by agreement among the applicable counterparties and the Sellers and the Buyer, then the Parties shall use their reasonable best efforts to obtain, and to cooperate in obtaining, all Consents from Governmental Entities and third parties necessary to assume and assign such Assumed Contracts to Buyer, including payment of Cure Amounts in accordance with Section 2.5(b).
(d)    Notwithstanding the foregoing, but subject to Section 2.7 and Section 5.1, a Contract shall not be an Assumed Contract hereunder and shall not be assigned to, or assumed by, Buyer to the extent that such Contract was not listed on the Assumed Contract List or requires a Consent of any Governmental Entity or other third party (except as permitted by the Bankruptcy Code) in order to permit the sale or transfer to Buyer of Sellers’ rights under such Contract, and no such Consent has been obtained prior to the Closing.

Section 2.7    Schedule Updates.
(a)    Notwithstanding anything to the contrary in this Agreement, and without any increase or decrease in the Purchase Price (other than any resulting increase or decrease in Cure Amounts that are the responsibility of Buyer), the Buyer may, in its sole discretion, revise, amend or modify this Agreement and any schedule setting forth the Purchased Assets and the Excluded Assets up to two (2) Business Days prior to the Closing to (i) include in the definition of Purchased Assets (pursuant to the applicable schedule) and to exclude from the definition of Excluded Assets, any Contract or other asset of the Sellers not previously included in the Purchased Assets and require (A) the Sellers to file a notice of assumption and assignment with the Bankruptcy Court, and fix the Cure Amount either by the Sale Order or such other Order of the Bankruptcy Court or as agreed by the applicable counterparty and the Sellers and the Buyer; and (B) the Sellers to provide any necessary notice to the Parties to any such Contract and (ii) to exclude from the definition of Purchased Assets (pursuant to the applicable schedule) and to include in the definition of Excluded Assets, any Assumed Contract or other asset of the Sellers previously included in the Purchased Assets and not otherwise included in the definition of Excluded Assets; provided that no such change of a schedule, the definition of the Purchased Assets or the definition of the Excluded Assets shall reduce the amount of the Purchase Price below the amount of the Bid.
(b)    If any Contract is added to (or removed from) the Assumed Contract List and thereby added to (or removed from) the Purchased Assets as permitted by this Section 2.7, the Sellers shall promptly take such steps as are reasonably necessary, including, if applicable, making any necessary or appropriate updates to the Assumed Contract List (provided that the Parties shall be obligated to pay Cure Amounts in accordance with Section 2.5) and prompt delivery of notice to the non-debtor counterparty, to cause such Contracts to be assumed by the Sellers, and assigned to the Buyer, on the Closing Date (other than as excluded under the Sale Order and this Agreement).
(c)    If any Contract is removed from the Purchased Assets as permitted by this Section 2.7, all Liabilities to third parties arising under such Contract shall be Excluded Liabilities. Without limiting any of the Buyer’s rights pursuant to this Section 2.7 or Section 7.2(d), in the event that the Sale Order does not approve the assignment or transfer of one or more of the Assumed Contracts to the Buyer as Purchased Assets, the Buyer may, in its sole discretion and at any time prior to the Auction, exclude any or all of the Assumed Contracts from the Purchased Assets but may not reduce the amount of the Purchase Price.
(d)    For all purposes of this Agreement (including all representations and warranties of the Sellers contained herein), the Sellers shall be deemed to have obtained all required consents in respect of the assignment of any Assumed Contract and to have cured all defaults thereunder if, and to the extent that, pursuant to the Sale Order or other order of the Bankruptcy Court, the Sellers are authorized and directed to assume and assign the Assigned Contracts to Buyer pursuant to Section 365 of the Bankruptcy Code. For the avoidance of doubt, each Contract that is not an Assumed Contract may be rejected by the Sellers in their sole and absolute discretion, subject to approval by the Bankruptcy Court. Without limiting the foregoing, the failure by the Sellers to disclose any matter related to any Assumed Contract added to the Assumed Contract List after the date hereof shall not be considered a breach of any representations and warranties of the Sellers.

Section 2.8    Closing. The Closing shall take place remotely by electronic exchange of counterpart signature pages commencing at 10:00 a.m. Eastern time on the Closing Date.
Section 2.9    Deliveries at Closing.
(a)    At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following documents and other items:
i.    a counterpart signature page to the Bill of Sale and Assignment and Assumption Agreement, duly executed by each Seller;
ii.    a counterpart signature page to each of the Intellectual Property Assignments, duly executed by each Seller, as applicable;
iii.    the Seller FDA Transfer Letter, duly executed by the applicable Seller;
iv.    a properly completed and duly executed IRS Form W-9 from each Seller; and
v.    the officer’s certificate required to be delivered pursuant to Section 7.1(e), in each case duly executed by each applicable signatory thereto.
(b)    At the Closing, Buyer shall deliver to Sellers the following documents and other items:
i.    a counterpart signature page to the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;
ii.    a counterpart signature page to each of the Intellectual Property Assignments, duly executed by Buyer;
iii.    the Closing Payment; and
iv.    the certificate required to be delivered pursuant to Section 7.2(e), duly executed by the applicable signatory thereto.
Section 2.10    Allocation. Within 90 calendar days after the Closing Date, Buyer shall in good faith prepare an allocation of the Purchase Price (and all capitalized costs and other amounts treated as purchase price for U.S. federal income Tax purposes) among the Purchased Assets in accordance with Section 1060 of the IRC and the Treasury Regulations thereunder (and any similar provision of United States state or local or non-United States Law, as appropriate). Sellers shall have 30 calendar days following receipt of Buyer’s proposed allocation to review and comment on such proposed allocation and Buyer shall consider such comments in good faith. Thereafter, Buyer shall provide Sellers with Buyer’s final allocation schedule, and Buyer and Sellers shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Buyer nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation; provided that nothing contained herein shall prevent Buyer or Sellers from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of such allocation, and neither Buyer nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging the allocation.

ARTICLE III
SELLERS’ REPRESENTATIONS AND WARRANTIES
Sellers hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Article III are true and correct.
Section 3.1    Organization of Sellers; Good Standing.
(a)    Each Seller is duly incorporated or organized, as applicable, validly existing and in good standing under the Laws of its state of incorporation or formation, as applicable, and has all requisite corporate, limited liability company or similar power and authority, as applicable, to own, lease and operate its properties and assets and to carry on and conduct the business of the Sellers as currently conducted.
(b)    Except as a result of the commencement of the Chapter 11 Cases, each Seller is duly authorized to do business and is in good standing as a foreign corporation or limited liability company, respectively, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the business of the Sellers requires such qualification, and each Seller does not engage in any activity, or own, lease or operate any properties such as to require it to qualify to do business in any other jurisdiction, in each case except for failures to be so authorized or be in such good standing, as would not, individually or in the aggregate, have a Material Adverse Effect.
(c)    Section 3.1(c) of the Disclosure Schedule sets forth a true, complete and correct list of each jurisdiction in which each Seller is organized, and in which each is duly licensed or qualified to do business.
(d)    Each of the Subsidiaries of each of the Sellers are set forth on Section 3.1(d) of the Disclosure Schedule.
Section 3.2    Authorization of Transaction.
(a)    Each Seller has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and all Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all Related Agreements to which a Seller is a party have been duly authorized by such Seller and no other corporate or limited liability company action on the part of any Seller is necessary to authorize this Agreement or the Related Agreements to which it is party or to consummate the Contemplated Transactions.
(b)    This Agreement has been duly and validly executed and delivered by each Seller, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the Related Agreements to which any Seller is a party will have been duly and validly executed and delivered by each such Seller, as applicable. Assuming that this Agreement constitutes a valid and legally binding obligation of Buyer, this Agreement constitutes the valid and legally-binding obligations of Sellers, enforceable against Sellers in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. Assuming, to the extent that it is a party thereto, that each Related Agreement constitutes a valid and legally binding obligation of Buyer, each Related Agreement to which any Seller is a party, when executed and delivered, constituted or will constitute the valid and legally-binding obligations of such Seller, as applicable, enforceable against Sellers, as applicable, in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
Section 3.3    Noncontravention; Consents and Approvals.
(a)    Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions (including the Related Agreements), (i) will conflict with or result in a breach of the certificate of incorporation, certificate of formation, bylaws, operating agreement or other organizational documents of any Seller, (ii) will result in the violation of any Law to which any Seller is, or its respective assets or properties are, subject, (iii) subject to the entry of the Sale Order, will conflict in any material respect with any Assumed Contract; or (iv) subject to and assuming entry of the Sale Order, will conflict with, or result in any material violation of or constitute a material breach or default under, any Order of any Governmental Entity applicable to the Sellers or any of the Purchased Assets or Assumed Liabilities.
(b)    No Consent, notice or filing is required to be obtained by any Seller from, or to be given by any Seller to, or made by any Seller with, any Governmental Entity in connection with the execution, delivery and performance by any Seller of this Agreement or any Related Agreement. After giving effect to the Sale Order and any applicable order of the Bankruptcy Court authorizing the assignment and assumption of any Contract that is an Assumed Contract hereunder, no Consent, notice or filing is required to be obtained by any Seller from, or to be given by any Seller to, or made by any Seller with, any Person that is not a Governmental Entity in connection with the execution, delivery and performance by any Seller of this Agreement or any Related Agreement.
Section 3.4    Compliance with Laws. Sellers and all of the Purchased Assets are in compliance with all Laws applicable to the business of the Sellers or the Purchased Assets in all material respects. Sellers have not received any written notice of violation of any Law with respect to any Seller, the business of the Sellers or the Purchased Assets.
Section 3.5    Title to Purchased Assets. Sellers have good and valid title to, or, in the case of leased assets, have valid and enforceable leasehold interests in (subject to the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)), the Purchased Assets, free and clear of all Liens (except for Permitted Liens), subject to entry of the Sale Order. At the Closing or such time as title is conveyed under Section 2.6, Sellers will convey, subject to the Sale Order having been entered and still being in effect and not subject to any stay pending appeal at the time of Closing, good and valid title to, or valid leasehold interests in, all of the Purchased Assets, free and clear of all Liens (except for Permitted Liens), to the fullest extent permissible under section 363(f) of the Bankruptcy Code and subject to the rights of licensees under section 365(n) of the Bankruptcy Code. Except for the license set forth in Section 6.9, the Purchased Assets constitute substantially all of the properties, assets and rights used by the Sellers to conduct and operate the Purchased Assets as conducted and operated by the Sellers. All of the Purchased Assets are in good working condition, order and repair (ordinary wear and tear excepted) for assets of comparable age and past use and are suitable for use in the Ordinary Course of Business to operate the business of the Sellers substantially as conducted and operated by the Sellers. Except as set forth on Section 3.5 of the Disclosure Schedule, no Affiliates of any Seller (other than a Seller) hold any assets, properties or rights with respect to the Purchased Assets, and no other Person is engaged in the operation of, or hold rights, title or interest in (except for Permitted Liens) the Purchased Assets.

Section 3.6    Contracts.
(a)    Section 3.6(a) of the Disclosure Schedule sets forth a true and correct list of each Material Contract. For purposes of this Agreement, “Material Contract” means each Contract (other than customer contracts) to which any Seller is a party or by which any Seller or its Affiliates is bound that is:
i.    a manufacturing, development or supply Contract with respect to the Purchased Assets;
ii.    a Contract that relates to the acquisition or disposition of any Purchased Assets or Assumed Liabilities (other than the acquisition or sale of Inventory in the ordinary course of business);
iii.    a Contract relating to the Purchased Assets that provides for (x) a joint venture, strategic alliance, partnership arrangement, or arrangement involving joint development, joint marketing or (y) a sharing of profits, losses, costs or liabilities, or the payment of royalties, milestones or similar payments;
iv.    a license, sublicense or other agreement whereby a Seller is granted rights in, interests in or authority to use any Intellectual Property that is held for, used in connection with, or necessary for the manufacture, purchase or sale of the Product;
v.    a license, sublicense or other agreement pursuant to which a Seller grants rights in or authority to use any Intellectual Property held for, used in connection with, or necessary for the manufacture, purchase or sale of the Product;
vi.    a warehousing or similar agreement with respect to the Product or Inventory;
vii.    a Contract relating to the Purchased Assets that imposes a restriction on the geographies or businesses in which a Seller or Affiliate thereof may operate;
viii.    a Contract relating to the Purchased Assets (A) providing for a Seller to be the exclusive provider of any product or service to any Person or the exclusive recipient of any product or service of any Person or (B) requiring (or purporting to require) a Person to purchase or sell a minimum quantity of goods or services, or containing “take-or-pay” or similar requirements;
ix.    a Contract containing a “most favored nation” or similar provision that relates to the Purchased Assets; and
x.    all other Contracts that are material to the Purchased Assets and not previously disclosed pursuant to this Section 3.6;
(b)    No Seller has assigned, delegated or otherwise transferred to any third party any of its rights or obligations with respect to any Material Contract. Each Assumed Contract is valid and binding on each Seller party thereto, and to Sellers’ Knowledge, each other party thereto, and is in full force and effect, assuming entry of the Sale Order. Each Seller and, to Sellers’ Knowledge, any other party thereto have performed all material obligations required to be performed by it under each Assumed

Contract except to the extent such default or violation will be cured as a result of the payment of the applicable Cure Amounts, assuming entry of the Sale Order. The Material Contracts include all Contracts material to or otherwise necessary for the ownership and/or operation of the Purchased Assets and/or the business of Sellers relating thereto. Sellers have not, and, to Sellers’ Knowledge, no other party to any Assumed Contract has, commenced any action against any of the Parties to any Assumed Contract or given or received any notice of any default or violation under any Assumed Contract that has not been withdrawn or dismissed except to the extent such default or violation will be cured as a result of the payment of the applicable Cure Amounts, assuming entry of the Sale Order. There are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any Seller, or to Sellers’ Knowledge, any counterparty under such Assumed Contract. No Seller has received any written (or, to Sellers’ Knowledge, oral) notice from any Person that such Person intends to terminate, or not renew, any Assumed Contract. Each Assumed Contract is, and will be upon the Closing, valid, binding and in full force and effect in accordance with its terms.
Section 3.7    Intellectual Property.
(a)    Section 3.7(a) of the Disclosure Schedule sets forth the following:
i.    a complete list of all Intellectual Property owned by a Seller that is (A) a Purchased Asset or (B) used in connection with or related to any Purchased Asset or Assumed Liability, in each case, for which a registration has been issued or application for such issuance and registration has been filed (“Owned Intellectual Property”), specifying, where applicable, the name of the record owner, the application, registration or serial or other similar identification number, assignment status (if applicable), the jurisdictions in which a registration has been issued or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of the Registered owner or applicant, as applicable, the date of filing or issuance and solely with respect to Internet domain names, the applicable registrar;
ii.    a complete list of all Intellectual Property licensed by a Seller that is (A) licensed pursuant to an Assumed Contract or (B) used in connection with or related to any Purchased Asset or Assumed Liability; provided, however, that the Sellers need not list object code end-user licenses granted to end-users in the Ordinary Course of Business that permit use of software products without a right to modify, distribute or sublicense the same;
iii.    a complete list of all licenses, sublicenses and other agreements (other than non-exclusive end-user licenses granted in the Ordinary Course of Business) pursuant to which any Seller has granted or promised to grant to any third party any right to use any Intellectual Property that is or relates to a Purchased Asset or Assumed Liability, including the identity of all Parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof; and
iv.    a complete list of all other Intellectual Property rights that, to Sellers’ Knowledge, are material to the manufacture and/or sale of the Product, specifying the identity of the owner, licensor or licensee (as applicable) and each Contract related thereto (if any).

(b)    Title, Etc. Each Seller has good and valid right, title and interest in and to and is the sole and exclusive owner of (free and clear of any Liens) the Owned Intellectual Property or has a valid license or other right to use the other Intellectual Property referenced in, or required to be disclosed by, Section 3.7(a). All Intellectual Property included in the Owned Intellectual Property is unexpired and subsisting and properly recorded with the appropriate Governmental Entity, and no Owned Intellectual Property is subject to any outstanding order, judgment, determination, decree or agreement issued by or with any Governmental Entity adversely affecting such Seller’s use of, or its rights, to such Owned Intellectual Property, and such Seller has not received any written notice of any of the foregoing. There are no Proceedings outstanding or, to the Sellers’ Knowledge, threatened that seeks to challenge or limit such Seller’s ownership of, or right to use or enforce any Owned Intellectual Property.
(c)    Infringement. The conduct of the Sellers’ business as it relates to the Purchased Assets or Assumed Liabilities, including the design, development, use, import, export, branding, advertising, promotion, marketing, manufacture, offer for sale, and sale of the Product, does not infringe, misappropriate, or conflict with any Intellectual Property of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction. There are no Proceedings outstanding or, to the Sellers’ Knowledge, threatened, and no Seller has received any written notice or claim during the three years prior to Closing, alleging that the conduct of its business (as it relates to the Purchased Assets or Assumed Liabilities) infringes the Intellectual Property rights of any Person. There is, and there has been, no unauthorized use, infringement or misappropriation of any Owned Intellectual Property by any Person, including any current or former employee of a Seller, and no Seller has issued any written notice or claim asserting that any such unauthorized use, infringement or misappropriation is occurring or has occurred.
(d)    Invention Assignments and Confidentiality. All current and former employees, as well as consultants or other independent contractors, of the Sellers who have been engaged in the past or are presently engaged in any research, development, design or similar services that involve the creation of any Owned Intellectual Property have irrevocably assigned that Person’s rights in such Owned Intellectual Property pursuant to invention assignment agreements and have entered into customary confidentiality agreements with the applicable Seller, in each case substantially in the form or forms that have been delivered to Buyer.
(e)    Privacy and Security Policies. Each Seller has established and implemented written policies regarding privacy, cyber security and data security that are commercially reasonable, and consistent in all material respects with (i) reasonable practices in the industry of the Sellers and (ii) the written commitments of the Sellers. Each Seller has complied in all material respects with (x) all Laws, rules and regulations regarding data protection and the privacy and security of personal information applicable to the Sellers in the operation of the business of the Sellers, and (y) its privacy policies or commitments to customers and consumers regarding data protection and the privacy and security of personal information. No Person has gained unauthorized access to or misused any personal information in a manner that, individually or in the aggregate, has resulted in a material Liability to the operation or control of the Purchased Assets or an obligation of the Sellers to notify a Governmental Entity.
Section 3.8    Proceedings. Other than the Chapter 11 Cases, Section 3.8 of the Disclosure Schedule sets forth all pending Proceedings brought by or against any Seller in relation to any Purchased Asset or Assumed Liability, and to Sellers’ Knowledge, there is no other Proceeding threatened in writing against any Seller which is reasonably likely to adversely affect the ability of any Seller to enter into this Agreement or to consummate the Contemplated Transactions.
Section 3.9    Certifications. All Product, including the Inventory, has been manufactured, packaged, labeled, tested, stored, shipped, handled, warehoused, and distributed in compliance in all material respects with all Laws, Permits, and Product Registrations.
Section 3.10    Purchased Inventory.
(a)    No item of Inventory that is Purchased Inventory is damaged in a manner that would result in such Inventory not being saleable or fit to be sold commercially.
(b)    No Product has been, or has been requested by a Governmental Entity to be, recalled, withdrawn, removed, suspended, seized, the subject of a corrective action, or discontinued (whether voluntarily or otherwise) (collectively, “Recall”). Neither the Sellers, nor, to the Sellers’ Knowledge, any Governmental Entity or other Person, has sought, is seeking, or, to the Sellers’ Knowledge, has or is currently threatening or contemplating any Recall. No Product is or has been subject to any safety alerts, field notifications, or other written notification of misbranding or adulteration, and neither the Sellers, nor, to the Sellers’ Knowledge, any Governmental Entity or other Person, has sought, is seeking, or, to the Sellers’ Knowledge, has threatened any such alert or notice.
(c)    The Purchased Inventory is free and clear of all Liens (other than Permitted Liens) and is in compliance with United States federal and applicable state Laws for such products as of the date hereof, except for any such noncompliance which would not be material to the Purchased Inventory taken as a whole. No Purchased Inventory is held on consignment.
(d)    The Purchased Inventory is (i) in good, usable and marketable condition in the Ordinary Course of Business, and (ii) salable in the Ordinary Course of Business at the carrying value of such Inventory, as shown in the books and records of the Sellers in the Ordinary Course of Business, in accordance in all material respects with all applicable Laws, as the case may be.
(e)    Section 3.10 of the Disclosure Schedule provides a true and accurate description of the Finished Goods and Product sample levels as of July 31, 2023. Sellers have not sold, assigned or otherwise disposed of any Purchased Inventory since July 31, 2023.
Section 3.11    Suppliers
(a)    Section 3.11 of the Disclosure Schedule sets forth a complete and accurate list of (a) the 10 largest suppliers of materials, products or services to the Sellers with respect to the Product (measured by the aggregate amount purchased by Sellers and/or their Affiliates) during the period from March 11, 2022 through July 14, 2023 (each, a “Top Supplier”).
(b)    Since January 1, 2023, none of the Top Suppliers has cancelled or terminated its business relationship with any Seller or notified any Seller in writing of its intent to cancel, terminate or materially reduce its business relationship with such Seller.
Section 3.12    Financial Statements; SEC Filings.

(a)    The consolidated financial statements of Novan (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), (i) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X), and (ii) fairly present the consolidated financial position of Novan and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown).
(b)    Since January 1, 2022, Novan has, in all material respects, timely filed with or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports, certifications, proxy statements, schedules, statements and documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by Novan with the SEC since January 1, 2022 as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). To Sellers’ Knowledge, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.
Section 3.13    Brokers’ Fees. Except for amounts due to Raymond James Securities LLC (which amounts are to be paid by the Sellers), no Seller has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated to pay.
Section 3.14    No Other Agreements to Purchase. Neither Sellers nor any Affiliates thereof have entered into any agreement with any other Person (written or oral) which grants such other Person the right or option to purchase or acquire from Sellers or their Affiliates any Purchased Asset, other than purchase orders for Inventory accepted by Sellers in the Ordinary Course of Business.
Section 3.15    Taxes.
(a)    All income and other material Tax Returns (including any IRS Forms W-2 or Forms 1099) required to be filed by or on behalf of Sellers and all Tax Returns required to be filed in respect of the Purchased Assets or Assumed Liabilities have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes of Sellers in respect of the Purchased Assets or Assumed Liabilities, whether or not shown on any Tax Return, have been timely paid. Sellers have complied in all material respects with all applicable withholding obligations for Taxes required to have been withheld in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party in connection with the Purchased Assets or Assumed Liabilities.
(b)    There are no pending, proposed in writing or threatened in writing audits or other proceedings with respect to any Taxes payable by or asserted against Sellers in respect of the Purchased Assets or Assumed Liabilities. All deficiencies for Taxes asserted or assessed in writing against Sellers in respect of the Purchased Assets and Assumed Liabilities have been fully and timely (within any applicable extension periods) paid, or settled.

(c)    There are no Liens for Taxes on the Purchased Assets or Assumed Liabilities, other than Permitted Liens.
(d)    There are currently no Proceedings with regard to a material amount of Taxes of Sellers in respect of the Purchased Assets or Assumed Liabilities, and Sellers have not received written notice or announcement of any audits or other Actions with respect to a material amount of such Taxes.
(e)    Neither Seller has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provisions of state, local or non-U.S. Law) with respect to the Purchased Assets or Assumed Liabilities.
(f)    No claim in writing has been made by any Governmental Entity in a jurisdiction where a Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets or Assumed Liabilities.
Section 3.16    Business Authorizations; Product Safety and Liability.
(a)    Each Seller owns, holds or lawfully uses (either directly or through its distributors) all authorizations and Permits which are necessary for the ownership, operation or use of the Purchased Assets or the conduct of the business of Sellers with respect to the Purchased Assets or Assumed Liabilities (the “Business Authorizations”), including all Business Authorizations required for the manufacturing, packaging, marketing, promotion, commercialization, testing, clinical investigation, distribution, or sale of the Product, including the Product NDA (collectively, the “Product Registrations”). For the avoidance of doubt, Product Registrations do not include the Seller NDC Numbers. Section 3.16(a) of the Disclosure Schedule sets forth all Business Authorizations and Product Registrations held by each Seller (organized by Product and country). Each Business Authorization and Product Registration is valid and subsisting and in full force and effect and, subject to satisfaction of applicable consent, notice, transfer, change of ownership or similar requirements under applicable Laws, will continue to be so upon Closing, and each Seller is in compliance in all material respects with the respective terms, conditions and obligations of each such Business Authorization and Product Registration. All fees and charges with respect to such Business Authorizations and Product Registrations which are due (other than fees due under the Prescription Drug User Fee Act (Food and Drug Administration Reauthorization Act of 2017 (FDARA, P.L. 115-52)) have been paid in full and all filing, reporting, and maintenance obligations have been completely and timely satisfied. There are no Proceedings pending or, to the Sellers’ Knowledge, threatened, that would result in the termination, revocation, suspension or the imposition of a restriction or other materially adverse action on any such Business Authorization or Product Registration or the imposition of any fine, penalty or other sanction for violation of any such Business Authorization or Product Registration.
(b)    Each Seller is, and has been, in material compliance with all applicable Laws relating to the Purchased Assets or Assumed Liabilities, Business Authorizations and Product Registrations, including all such applicable Laws, Business Authorizations and Product Registrations administered or issued by the FDA or any other Governmental Entity. In the last five years, no Seller has received any written notice to the effect that such Seller or the business of the Sellers (in each case, to the extent relating to the Purchased Assets or Assumed Liabilities) or the Purchased Assets are or may not be in compliance in all material respects with any Law, Business Authorization or Product Registration.

(c)    In the last five years, no Seller or Affiliate thereof, or, to Sellers’ Knowledge, any contract manufacturer of Product for any Seller or Affiliate thereof, has received any written notice of inspectional observations or other noncompliance, including on a Form FDA 483, warning letters, untitled letters, cyber letters, reprimand, regulatory letter, Establishment Inspection Report, notice of an integrity review, notice of an investigation, request for corrective of remedial action, notice of other adverse finding, notice of deficiency or violation, inspection or audit reports, or similar written communications from any Governmental Entity indicating a failure to comply with applicable Laws that has not been resolved, in each case, relating to or involving the Purchased Assets or Assumed Liabilities.
(d)    As required under applicable Law or pursuant to a Permit, Business Authorization, or Product Registration, at all times in the last five years, Sellers have maintained, filed, or furnished to the applicable Governmental Entity or Person all material filings, documents, claims, reports, notices, and other submissions (collectively, “Reports”), required to be maintained, filed, or furnished in respect of the Purchased Assets or Assumed Liabilities on a timely basis, and, at the time of maintenance, filing, or furnishing all such Reports were complete and accurate in all material respects, or were subsequently updated, changed, corrected, or modified.
(e)    In the last five years, neither Sellers nor any officer or, to the Sellers’ Knowledge, agent or employee of any Seller has made any untrue or misleading statement of material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis, if such failure was known to the FDA, for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991) (and any amendments thereto), in each case relating to the Purchased Assets or Assumed Liabilities. Neither Sellers nor any Person providing services to Sellers in connection with the Purchased Assets or Assumed Liabilities has ever been investigated by the FDA or other Governmental Entity for data or healthcare program fraud. In the last five years, neither Sellers nor, to the Sellers’ Knowledge, any Person providing services to Sellers is the subject of any pending or, to the Sellers’ Knowledge, threatened investigation resulting from any untrue or false statement or omission in connection with the Purchased Assets or Assumed Liabilities.
(f)    Neither Sellers, nor, to the Sellers’ Knowledge, any Person providing services to Sellers or officer, director, partner, employee, or agent that works or provides services in connection with the Purchased Assets or Assumed Liabilities:
i.    been debarred or suspended pursuant to 21 U.S.C. § 335a;
ii.    been excluded under 42 U.S.C. § 1320a-7 or any similar Law of any Governmental Entity;
iii.    been excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;
iv.    been charged, named in a complaint, convicted, or otherwise found liable in any Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other applicable Law;

v.    been disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance pursuant to 21 C.F.R. Parts 312, 511, or 812; or
vi.     had a pending Proceeding, or otherwise received any written notice or other written communication from any Governmental Entity or any Person threatening, investigating, or pursuing (i)-(v) above.
(g)    The Product is, and at all times in the last five years has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in all regulatory filings pertaining thereto and made on the container or label for such Product or in connection with its sale. There is no design or manufacturing defect with respect to the Product. In the last five years, no Seller has received any written notice that such Seller has, and to the Sellers’ Knowledge there is no reasonable basis for any Proceedings against such Seller for, any Liability arising out of any injury to any Person or property as a result of the Product or component thereof manufactured, sold or shipped by, or service provided by, the Sellers.
(h)    For all pre-clinical studies, animal studies, and clinical trials concerning the Product (collectively “Studies”), the study reports, protocols, and statistical analysis plans (collectively, the “Data”) accurately, completely, and fairly reflects the results from and plans for the Studies in all material respects. The Sellers have no Knowledge of any other studies, the results of which are inconsistent with, or otherwise call into question, the Study results. The Sellers are not aware of any material facts or circumstances related to the safety or efficacy of the Product that would materially and adversely affect the ability to maintain a Permit, Business Authorization, or Product Registration for the Product.
Section 3.17    Health Care Laws. Each Seller is and, in the five years prior to the date hereof, has been in compliance in all material respects with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation. Each Seller and any Person acting on its behalf, has in effect all Permits, including, without limitation, all Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations, as presently conducted. In the five years prior to the date hereof, neither the Sellers nor any Subsidiary thereof has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, or, to the Sellers’ Knowledge, failed to disclose a material fact required to any Governmental Entity, or committed an act, or made a statement that, at the time such statement was made, would constitute a violation of any Health Care Law. As applicable, neither Seller nor any Subsidiary thereof, or any of their respective affiliates, employees or Representatives, has made any untrue statement of fact to any Governmental Entity regarding material claims incurred but not reported, in the five years prior to the Closing Date.
Section 3.18    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Disclosure Schedule and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or in the officer’s certificate required to be delivered pursuant to Section 7.1(e), none of Sellers or any other Person on behalf of any Seller makes any express or implied representation or warranty with respect to the Purchased Assets or the Assumed Liabilities or with respect to any information, statements, disclosures, documents, projections, forecasts or other material of any nature made available or provided by the Sellers in that certain ShareFile data room administered by the Sellers or elsewhere to Buyer or any of its Affiliates or Representatives on behalf of Sellers or any of their respective Affiliates or Representatives. Except for the representations and warranties expressly contained in this Article III (as qualified by the Disclosure Schedule and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or in the officer’s certificate required to be delivered pursuant to Section 7.1(e), all other representations and warranties, whether express or implied, are hereby expressly disclaimed by Sellers. Nothing in this Section 3.18 shall limit any rights or remedies of Buyer with respect to a claim arising out of related to Fraud.
ARTICLE IV
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer represents and warrants to Sellers as follows as of the date hereof and as of the Closing Date:
Section 4.1    Organization of Buyer. Buyer is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted.
Section 4.2    Authorization of Transaction.
(a)    Buyer has full power and authority to execute and deliver this Agreement and all Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.
(b)    The execution, delivery and performance of this Agreement and all other Related Agreements to which Buyer is a party have been duly authorized by Buyer, and no other company action on the part of Buyer is necessary to authorize this Agreement or the Related Agreements to which it is a party or to consummate the Contemplated Transactions.
(c)    This Agreement has been duly and validly executed and delivered by Buyer, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the Related Agreements to which Buyer is a party will have been duly and validly executed and delivered by Buyer. To the extent this Agreement constitutes a valid and legally-binding obligation of Sellers, this Agreement constitutes a valid and legally-binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. To the extent each Related Agreement constitutes a valid and legally-binding obligation of each Seller party thereto, each Related Agreement to which Buyer is a party, when executed and delivered, constituted or will constitute the valid and legally-binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
Section 4.3    Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions (including the assignments and assumptions referred to in Section 2.6) will (i) conflict with or result in a breach of the certificate of incorporation, bylaws, or other organizational documents, of Buyer, (ii) subject to any consents required to be obtained from any Governmental Entity, violate any Law to which Buyer is, or its assets or properties are subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or by which it is bound, except, in the case of either clause (ii) or (iii), for such conflicts, breaches, defaults, accelerations or rights as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair to the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Related Agreements. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement or any of the Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair to the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Related Agreements.
Section 4.4    Proceedings. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer that will adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.
Section 4.5    Adequate Assurances Regarding Executory Contracts. Buyer will be capable of satisfying as of the Sale Hearing the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts.
Section 4.6    Sufficiency of Funds. Buyer and its Affiliates have, and will have at the Closing, sufficient funds in an aggregate amount necessary to pay the Closing Payment at the Closing.
Section 4.7    Brokers’ Fees. Neither Buyer nor any of its Affiliates has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated to pay.
Section 4.8    No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article IV or in the officer’s certificate required to be delivered pursuant to Section 7.1(e), each Seller, on behalf of itself and each of its Affiliates, acknowledges and agrees that neither Buyer nor any other Person on behalf of Buyer makes, and no Seller has relied on the accuracy or completeness of any express or implied representation or warranty with respect to Buyer or with respect to any other information provided by or on behalf of Buyer.
ARTICLE V
PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):
Section 5.1    Notices and Consents.
(a)    To the extent required by the Bankruptcy Code or the Bankruptcy Court, Sellers shall give any notices to third parties, and each Seller shall use its commercially reasonable efforts to obtain any third party Consents or sublicenses; provided, however, that, except as expressly set forth herein, neither Sellers nor Buyer shall be required to incur any Liabilities or provide any financial accommodation, in order to obtain any such third party Consent with respect to the transfer or assignment of any Purchased Asset.
(b)    Sellers and Buyer shall cooperate with one another (a) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law in connection with this Agreement and the Contemplated Transactions and (b) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers; provided, however, that, except as expressly set forth herein, Sellers’ obligations hereunder shall only continue until the Chapter 11 Cases are closed or dismissed.
(c)    To the extent permitted by applicable Law and the terms of the Purchased Assets, in the event any third party Consent has not been obtained by the Closing, at the Buyer’s request, the Party contemplated to be transferring such Purchased Asset under this Agreement (the “Transferring Party”) shall hold in trust for the Buyer, as applicable, the relevant Purchased Asset until the earlier of such time as (i) the third party Consent is obtained, (ii) the Chapter 11 Cases are closed or dismissed or (iii) Buyer elects not to assume or otherwise receive or accept assignment or other transfer of such Purchased Asset. During such time period (and subject to the availability of funds for such purpose), Buyer shall comply with all applicable covenants and obligations under the Purchased Assets, including the payment of any costs or expenses in connection therewith. Buyer shall be entitled to receive all of the benefits of the Transferring Party under the Purchased Asset. Buyer shall satisfy all Liabilities with respect to such Purchased Assets (to the extent they would constitute Assumed Liabilities) until the earlier of such time as (i) the third party Consent is obtained, (ii) the Chapter 11 Cases are closed or dismissed or (iii) Buyer elects not to assume such Purchased Asset, and shall indemnify and hold Sellers harmless with respect to any such reasonable out-of-pocket expenses arising in the Ordinary Course of Business pursuant to a budget to be reasonably agreed to by the Parties in good faith arising or otherwise relating to such period; provided that each Seller covenants and agrees that in the event of clause (iii), it will wind down such Purchased Asset as soon as commercially reasonable and shall take all commercially reasonable measures to avoid or mitigate any losses, expenses and Liabilities.
(d)    Subject to the terms and conditions set forth in this Agreement and applicable Law, Buyer and Sellers shall (A) promptly notify the other Party of any communication to that Party from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Contemplated Transactions, (B) if practicable, permit the other Party the opportunity to review in advance all the information relating to Sellers and their respective Subsidiaries or Buyer and its Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Agreement and the transactions contemplated by this Agreement and consider in good faith the other Party’s reasonable comments, (C) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement and the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend, and (D) furnish the other Party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, provided, however, that any materials or information provided pursuant to any provision of this Section 5.1(d) may be redacted before being provided to the other Party (i) to remove references concerning the valuation of Buyer, Sellers, or any of their Subsidiaries, (ii) financing arrangements, (iii) as necessary to comply with contractual arrangements, and (iv) as necessary to address reasonable privilege or confidentiality issues. Sellers and Buyer may, as each deems advisable and necessary, reasonably designate any commercially or competitively sensitive material provided to the other under this Section 5.1(d) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and any retained consultants or experts of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers or Buyer, as the case may be). Each of Sellers and Buyer shall promptly notify the other Party if such Party becomes aware that any third party has any objection to the Agreement on antitrust or anti-competitive grounds.
Section 5.2    Bankruptcy Actions.
(a)    Each of Buyer and Sellers shall continue to act in good faith and without any improper conduct, including collusion or fraud of any kind.
(b)    Each of Buyer and Sellers shall promptly take such actions as are reasonably requested by the other party to assist in obtaining entry of the Sale Order and the Sale Procedures Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by Sellers of their obligations under this Agreement and the Related Agreements and demonstrating that Buyer is a good faith buyer under Section 363(m) of the Bankruptcy Code.
(c)    Sellers shall use commercially reasonable efforts to provide appropriate notice of the hearings on the Sale Motion to all Persons entitled to notice, including, but not limited to, all Persons that have asserted Liens in the Purchased Assets, all Parties to the Assumed Contracts and all Taxing authorities in jurisdictions applicable to Sellers and as otherwise required by the Bankruptcy Code and bankruptcy rules.
(d)    Sellers shall serve a cure notice by first class mail on all non-debtor counterparties to all Assumed Contracts as required by the Sale Procedures Order and provide a copy of the same to Buyer.
Section 5.3    Conduct of Business.
(a)    Except as (i) required by applicable Law, (ii) required by order of the Bankruptcy Court or restricted pursuant to the Bankruptcy Code, the DIP Order or the DIP Loan Documents, as the case may be, or (iii) expressly required by this Agreement, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Buyer otherwise consents in writing (such consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall (i) continue to operate their businesses and the Purchased Assets in compliance with all Laws and pay all of their respective post-petition obligations in the Ordinary Course of Business in compliance with and as contemplated by the DIP Budget, (ii) use its and their commercially reasonable efforts to preserve substantially intact their goodwill and relationships with employees, suppliers, vendors, licensors, licensees, distributors, consultants, customers, and other Persons, in each case, having material relationships with Sellers or that are material to any Purchased Asset (other than making any payment of any pre-petition claim except as approved by the Bankruptcy Court and as contemplated in the DIP Budget), (iii) use commercially reasonable efforts not to take, or agree to or commit to assist any other Person in taking, any action (x) that would reasonably be expected to result in a failure of any of the conditions to the Closing or (y) that would reasonably be expected to impair the ability of Sellers or Buyer to consummate the Closing in accordance with the terms hereof or to materially delay such consummation, and (iv) shall make all post-petition payments related to Assumed Contracts (other than Cure Amounts) that become or became due or payable pursuant to the terms thereof to the extent provided in the DIP Budget.

(b)    Except as (i) required by applicable Law, (ii) required by order of the Bankruptcy Court or restricted pursuant to the Bankruptcy Code, the DIP Order or the DIP Loan Documents, as the case may be, (iii) expressly required by this Agreement, or (iv) expressly set forth in Schedule 5.3(b), and without limiting the generality of the restrictions set forth in Section 5.3(a), during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Buyer otherwise consents in writing (such consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall not do or take any of the following actions (whether by merger, operation of law or otherwise):
i.    sell, divest, distribute, assign, license, mortgage, pledge, encumber, transfer, lease or sublease to any Person, or otherwise dispose of, in a single transaction or series of related transactions, any of the Purchased Assets, except  dispositions of Inventory in exchange for fair value in cash in the Ordinary Course of Business;
ii.    sell, lease, transfer, license, abandon, or otherwise dispose of, or grant any Lien (other than Permitted Liens), on any Purchased Assets, other than sales of Inventory in the Ordinary Course of Business in exchange for fair value in cash;
iii.    waive, release, assign, institute, compromise, settle, or offer to do any of the foregoing, with respect to any pending or threatened Proceedings related to the Purchased Assets or the Assumed Liabilities, other than (i) as required by order of the Bankruptcy Court or restricted pursuant to the Bankruptcy Code, the DIP Order or the DIP Loan Documents, as the case may be or (ii) involving solely money damages not in excess of $40,000 individually, or $75,000 in the aggregate (which damages, for further clarity, will constitute Excluded Liabilities);
iv.    (A) terminate, amend, supplement, modify or waive any provision of, fail to timely exercise any reserved right under, or accelerate any rights, benefits or obligations under, any Assumed Contract, except the expiration in accordance with its terms, (B) enter into any Contract that would have been a Material Contract if executed prior to the date of this Agreement; or (C) assume, reject or assign any Contract that may become an Assumed Contract other than through the assumption and assignment of the Assumed Contracts, as contemplated by this Agreement, to Buyer
v.    (A) abandon, cancel, fail to renew, permit to lapse (1) any Owned Intellectual Property or (2) any Intellectual Property licensed by the Sellers to the extent that a Seller has the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to the applicable Seller, (B) sell, transfer, license, lease, sublease, pledge or otherwise encumber any Owned Intellectual Property or Intellectual Property that is licensed by any Seller, other than non-exclusive licenses of Owned Intellectual Property granted to customers or vendors in the Ordinary Course of Business, or (C) disclose any trade secrets or confidential information other than pursuant to a written non-disclosure agreement in the Ordinary Course of Business;
vi.    fail to use commercially reasonably efforts to renew and maintain the validity of their respective rights in, to or under any Intellectual Property;

vii.    amend in any material respect, cancel or permit to terminate any material insurance policy that names any Seller or a Subsidiary of any Seller as an insured, a beneficiary or a loss payable payee and relates to the Purchased Assets or Assumed Liabilities without first obtaining comparable substitute insurance coverage with no lapse in coverage
viii.    grant any material waiver under or materially amend or modify, or surrender, revoke, permit to lapse or otherwise terminate any Permit or Business Authorization;
ix.     authorize any of, or commit, agree or promise, in writing or otherwise, to take any of, the foregoing actions.
It is understood and agreed that certain actions may be contemplated by one or more provisions of this Section 5.3, and, in such event, such action may only be taken (or omitted to be taken) if so permitted by each such provision of this Section 5.3. Nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct any of the Sellers’ or their Subsidiaries’ operations or business prior to the Closing, and nothing contained in this Agreement is intended to give any Seller, directly or indirectly, the right to control or direct Buyer’s or its Subsidiaries’ operations.  Prior to the Closing, each of Buyer and the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.4    Notice of Developments. From the date hereof until the Closing Date, each of the Sellers (with respect to itself), as the case may be, shall promptly disclose to Buyer, on the one hand, and Buyer shall promptly disclose to Sellers, on the other hand, in writing (in the form of an updated Disclosure Schedule, if applicable) after attaining knowledge (as applicable to each of Sellers and Buyer) of any real or alleged failure of any of Sellers or Buyer to comply with or satisfy any of their respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement in any material respect; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement if such party objects to the disclosures contained in such notice within five days of receipt of such notice.
Section 5.5    Access. Upon reasonable advance written request by Buyer, Sellers shall permit Buyer and its Representatives to have reasonable access to, and make reasonable investigation of, during normal business hours, subject to the terms of Sellers’ real property leases and in a manner so as not to interfere unreasonably with the normal business operations of Sellers, to all of the books and records, premises, properties, personnel, Records, Contracts, businesses, assets, accountants, auditors, counsel and operations of the Sellers related to the Purchased Assets or Assumed Liabilities; provided, however, that, for the avoidance of doubt, the foregoing shall not require any Party to waive, or take any action with the effect of waiving, its attorney-client privilege or any confidentiality obligation to which it is bound with respect thereto or take any action in violation of applicable Law. Sellers shall (a) give Buyer reasonable access to, their respective officers, employees, consultants, agents, accountants, attorneys, representatives, suppliers, licensees, licensors, and other material business relations of the Sellers with respect to the Purchased Assets and (b) cause the foregoing to cooperate with Buyer. Buyer and its Representatives shall cooperate with Sellers and their respective Representatives in connection with the foregoing and shall use their reasonable efforts to minimize any disruption to the business of the Sellers.
Section 5.6    Press Releases and Public Announcements. After notice to and consultation with Buyer, after the Petition Date (but not before), Sellers shall be entitled to disclose, solely to the extent required by applicable Law or by order of the Bankruptcy Court, this Agreement to the Bankruptcy Court, the United States Trustee, the Committee, parties in interest in the Chapter 11 Cases. Other than statements made in the Bankruptcy Court (or in pleadings filed therein), no Party shall issue (prior to, on or after the Closing) any press release or make any public statement or public communication without the prior written consent of the other Parties, which shall not be unreasonably withheld or delayed; provided, however, that (i) any Party, without the prior consent of the other Parties, may (A) make any such public announcement in connection with the Auction (1) to the extent such public announcement only includes information that is publicly available other than as a result of a breach of this Agreement or any other agreement between or among the Parties or (2) after having provided such other Parties at least two Business Days to review and comment on such release or announcement (which comments shall be reasonably considered by the disclosing Party) and (B) communicate with its and its Affiliates’ investors and potential investors relating to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 5.6, nothing shall preclude (x) any claims or noticing agent engaged in the Chapter 11 Cases from posting this Agreement for access to the Sellers’ creditors and other stakeholders or (y) the Parties from making announcements that are necessary to comply with requirements of any national securities exchange; provided that, with respect to (y), the disclosing Party will provide the other Party with the opportunity to review such disclosure pursuant to this Section 5.6.
Section 5.7    Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and hereby waives all claims related to the non-compliance therewith. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any Liens on the Purchased Assets (other than Permitted Liens), including any Liens arising out of the bulk transfer Laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.
Section 5.8    Release of Claims. Notwithstanding anything contained herein to the contrary (including any restriction contained in Section 5.3) not later than the Closing, the Sellers shall deliver to Buyer a full, irrevocable and unconditional release of any and all claims, actions, refunds, causes of action, choses in action, actions, suits or proceedings, rights of recovery, rights of setoff, rights of recoupment, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against Buyer and its respective current and former officers, directors, stockholders, employees, agents, representatives, attorneys, investors, parents, predecessors, subsidiaries, successors, assigns, and affiliates, each of the foregoing in their capacity as such (individually and collectively, the “Buyer Released Parties”), from all actions, causes of action, damages, claims, and demands whatsoever, in law or in equity, known or unknown, contingent or liquidated, whether direct claims or for indemnification or contribution, that the Sellers ever had, now has, or may have against the Buyer Released Parties in connection with any event, conduct or circumstance occurring prior to the Closing, except, in each case, with respect to (i) any rights of the Sellers under this Agreement and any of the Related Agreements and (ii) fraud, gross negligence or willful misconduct of the Buyer Released Parties. The foregoing release shall be effective upon approval by a Final Order of the Bankruptcy Court.
ARTICLE VI
OTHER COVENANTS
The Parties agree as follows with respect to the period from and after the Closing:
Section 6.1    Cooperation. Each of the Parties shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Purchased Assets and Assumed Liabilities from Sellers to Buyer and to minimize the disruption to the business of the Sellers resulting from the Contemplated Transactions.
Section 6.2    Further Assurances. In case at any time from and after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement, subject to the terms and conditions of this Agreement and the terms and conditions of the Sale Order, at any Party’s request and sole cost and expense, each Party shall take such further action (including the execution and delivery to any other Party of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation and providing materials and information) as another Party may reasonably request as shall be necessary to transfer, convey and assign to Buyer all of the Purchased Assets, to confirm Buyer’s assumption of the Assumed Liabilities and to confirm Sellers’ retention of the Excluded Assets and Excluded Liabilities. Without limiting the generality of this Section 6.2, to the extent that either Buyer or Sellers discovers any additional assets or properties which the Parties mutually agree should have been transferred or assigned to Buyer as Purchased Assets but were not so transferred or assigned, Buyer and Sellers shall cooperate and execute and deliver any instruments of transfer or assignment necessary to transfer and assign such asset or property to Buyer.
Section 6.3    Availability of Business Records. From and after the Closing, upon reasonable notice, Buyer shall provide to Sellers and their respective Representatives (during normal business hours and in a manner so as not to interfere unreasonably with the normal business operations of Buyer), without charge to Sellers, reasonable access to all Records included in the Purchased Assets for periods prior to the Closing to the extent such access is necessary in order for Sellers (as applicable) to comply with applicable Law or any Contract to which it is a party, for liquidation, winding up, Tax reporting or other proper purposes and so long as such access is subject to an obligation of confidentiality, and shall preserve such Records until the latest of (i) three years after the Closing Date, (ii) the required retention period for all government contact information, records or documents, (iii) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases or (iv) in the case of Records related to Taxes, the expiration of the statute of limitation applicable to such Taxes. From and after the Closing, upon reasonable notice, Sellers shall, or shall use reasonable efforts to cause their successors to, provide to Buyer and its Representatives (during normal business hours and in a manner so as not to interfere unreasonably with the normal business operations of Sellers), without charge to Buyer, reasonable access to all Records that are not included in the Purchased Assets to the extent such access is necessary to transition the Purchased Assets to Buyer, comply with applicable Law or any Contract to which Buyer is a party, Tax reporting or other proper purposes and so long as such access is subject to an obligation of confidentiality, and shall preserve such Records until the latest of (i) three years after the Closing Date, (ii) the required retention period for all government contact information, records or documents, (iii) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases or (iv) in the case of Records related to Taxes, the expiration of the statute of limitation applicable to such Taxes. The foregoing access shall include access to any information in electronic form to the extent reasonably available.
Section 6.4    Transfer Taxes. To the extent not exempt under Section 1146 of the Bankruptcy Code, Buyer shall pay all Transfer Taxes. Sellers and Buyer shall cooperate to prepare and timely file any Tax Returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence. The parties agree to cooperate in order to obtain any exemption for Transfer Taxes.
Section 6.5    Insurance Policies. From and after the Closing, Buyer shall have the right to make claims and the right to any proceeds with respect to any matter related to the Assumed Liabilities under any insurance policies for occurrence-based claims pertaining to, arising out of, and inuring to the benefit of any Seller for all periods prior to the Closing, and

Sellers shall use commercially reasonable efforts to seek recovery or allow Buyer to seek recovery (including by executing or delivering any document, agreement, instrument or other information as Buyer may request to seek such recovery) under such insurance policies, and each Seller shall cooperate with all of Buyer’s reasonable requests if it seeks recovery, with respect to such matters and shall remit (or, at Buyer’s request, direct any such insurer to pay directly to Buyer) any insurance proceeds actually obtained therefrom (net of such Seller’s reasonable and documented out-of-pocket costs and expenses of seeking such recovery, to the extent not otherwise paid or reimbursed by Buyer) to Buyer or its designee.
Section 6.6    Receipt of Misdirected Assets. From and after the Closing, if any Seller or any Affiliate thereof receives, or becomes aware that it holds, any right, property or asset that is a Purchased Asset, the applicable Seller shall promptly transfer or cause such of its Affiliates to transfer (without cost to Buyer) such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Buyer or its designee, and such asset will be deemed the property of Buyer or its designee held in trust by such Seller for Buyer until so transferred. From and after the Closing, if Buyer or any of its Affiliates receives, or becomes aware that it holds, any right, property or asset that is an Excluded Asset, Buyer shall promptly transfer or cause such of its Affiliates to transfer (without cost to Sellers) such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks or other documents) to Sellers, and such asset will be deemed the property of Sellers or its designee held in trust by Buyer for Sellers until so transferred.
Section 6.7    No Successor Liability. The Parties intend that, to the fullest extent permitted by applicable Law (including under Section 363 of the Bankruptcy Code), upon the Closing, Buyer shall not be deemed to: (a) be the successor of any Seller, (b) have, de facto or otherwise, merged with or into any Seller, (c) be a mere continuation or substantial continuation of any Seller or the enterprise(s) of Sellers or (d) be liable or have any Liability for any acts or omissions of Sellers in the conduct of their businesses or arising under or related to the Purchased Assets other than as expressly set forth and agreed in this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Parties intend that Buyer shall have no Liability for any Lien (other than the Assumed Liabilities and Permitted Liens on the Purchased Assets) against Sellers or any of Sellers predecessors or Affiliates, and Buyer shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date or in connection with the transactions contemplated to occur on the Closing, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the businesses of Sellers, the Purchased Assets or any Liability of Sellers arising prior to, or relating to any period occurring prior to, the Closing Date. The Parties agree that the Sale Order shall contain provisions substantially in the form set forth in this Section 6.7.
Section 6.8    Covenant Not to Compete; Non-Solicitation.
(a)    For a period commencing on the Closing Date and ending on the three-year anniversary of the Closing Date (the “Restricted Period”), each Seller shall not, directly or indirectly, establish, finance, own, manage, operate, engage in or otherwise participate in the conduct of any business that is engaged in developing, manufacturing, using, selling or commercializing in any manner any pharmaceutical product competitive with the Product.
(b)    During the Restricted Period, each Seller shall not (i) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the employees, agents, independent contractors, consultants or representatives of Buyer to terminate his, her or its relationship with Buyer; (ii) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the employees, agents, independent contractors, consultants or representatives of Buyer to become employees, agents, representatives, consultants or independent contractors of any other Person; (iii) directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of Buyer with respect to any product or service being furnished, made, sold or leased by Buyer; or (iv) persuade or seek to persuade any customer of Buyer to cease to do business or to reduce the amount of business that such customer has customarily done prior to the Closing Date with the Sellers.
(c)    From and after the Closing Date, Sellers shall not at any time, directly or indirectly, use, exploit, communicate, disclose or disseminate any confidential information primarily relating to the Purchased Assets in any manner whatsoever (except where such disclosure is to financial or legal advisors who have a need to know such information and as may be required under legal process by subpoena or other court Order; provided, that Sellers shall ensure the confidential treatment of any such disclosed information, providing only that information so required, and will provide Buyer with sufficient prior written notice in order to contest such requirement or Order).
(d)    The Parties expressly acknowledge that it would be difficult to measure the damages that might result from any breach of this Section 6.8, and that any such breach will result in immediate, substantial and irreparable injury to Buyer for which it will have no adequate remedy at law. Buyer shall be entitled to, without the posting of any bond, seek an injunction or other equitable relief issued by a court of competent jurisdiction enjoining and restraining any violation or threatened violation of this Section 6.8 by any Seller. Each Seller acknowledges and agrees that this Section 6.8 is (i) a material inducement for Buyer to enter into this Agreement and consummate the transactions contemplated hereby, and (ii) reasonable under the circumstances to protect the Purchased Assets and goodwill acquired by Buyer under this Agreement. Rights and remedies provided for in this Section 6.8 are cumulative and shall be in addition to rights and remedies otherwise available to the Parties hereunder or under any other agreement or applicable law.
(e)    If any provision contained in this Section 6.8 is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 6.8, but this Section 6.8 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The Parties intend that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction will construe and interpret or reform this Section 6.8 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.
(f)    It is expressly agreed by Buyer that in no event will the restrictions set forth in this Section 6.8 apply or be deemed or interpreted to apply to any other Person other than Sellers themselves.
Section 6.9    Use of Seller NDC Numbers.
(a)    Effective as of the Closing, Sellers hereby grant to Buyer a royalty-free, non-transferable, fully paid-up license and right to distribute and sell the Purchased

Inventory and the Product under the Seller NDC Numbers, which license shall expire upon the later of (i) the date on which all Purchased Inventory (or Product manufactured with respect thereto) has been sold by Buyer or its Affiliates to a third party, (ii) the date on which all Purchased Inventory (or Product manufactured with respect thereto) has expired and (iii) twenty-four (24) months after the Closing Date (such earliest date, the “NDC License End Date”).
(b)    Effective as of the Closing until the NDC License End Date, Sellers shall grant to Buyer a power of attorney, in form and substance that are reasonably acceptable to Buyer and Sellers, and provide Sellers’ electronic Drug Registration and Listing System (“eDRLS”) log-in credentials to Buyer for use solely so that Buyer may make all submissions to the FDA that are necessary to maintain the drug product listings corresponding to the Seller NDC Numbers related to the Product, including without limitation: (i) updating any such drug product listings with safety related changes requested by Buyer; (ii) submitting year-end certifications to FDA to maintain the Seller NDC Numbers; (iii) updating the applicable drug product listings with “end marketing dates” provided by Buyer; and (iv) submitting a delisting request to FDA for each drug product listing on or after the applicable “end marketing date.”
(c)    Effective as of the Closing, and until the NDC License End Date, Sellers hereby grant to Buyer a royalty-free, non-transferable, fully paid-up license to use Seller’s trademarks and trade names that are not Purchased Assets as used by Sellers in connection with the Product (collectively, the “Sellers’ Licensed Trademarks”) to enable Buyer to manufacture, have manufactured, distribute, and otherwise commercialize the Purchased Inventory, to the extent such trademarks and trade names are on existing labeling, packaging or products in the Purchased Inventory. Buyer recognizes the value of the goodwill associated with Sellers’ Licensed Trademarks, and acknowledges that Sellers’ Licensed Trademarks and, as between Sellers and Buyer, all rights therein, belong to Sellers.
(d)    After the Closing, Sellers shall use reasonable efforts to coordinate with Buyer to provide new Drug Supply Chain and Security Act required serial numbers, including without limitation coordinating for Buyer’s use of Seller’s account with GS1 US, to continue manufacturing of Product until Buyer can transition to its own labeler code.
Section 6.10    Records Transfer. Promptly after the Closing, Sellers shall cause, and facilitate, the transfer of any Records included in Purchased Assets that are held by a third-party pharmacovigilance vendor or any other third-party to Buyer.
Section 6.11    Safety Data Exchange Agreement. Promptly and in any event within 30 days following Closing, Buyer and Sellers shall negotiate and enter into a safety data exchange agreement (the “SDEA”) or a letter of commitment related to Buyer’s handling of information concerning the Excluded Products, if any. Buyer will use commercially reasonable efforts to configure the 1-800-499-4468 number to transfer inbound adverse event reports related to the Excluded Products to Sellers.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    Conditions to Buyer’s Obligations.
Subject to Section 7.3, Buyer’s obligation to consummate the Contemplated Transactions in connection with the Closing is subject to satisfaction or written waiver of the following conditions (any or all of which may be waived in writing by the Sellers and the Buyer in whole or in part to the extent permitted by applicable Law):
(a)    as of the date hereof and as of the Closing (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (i) each representation or warranty contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.5 shall be true and correct in all respects other than de minimis exceptions, and (ii) each other representation or warranty set forth in Article III shall be true and correct in all respects, except where the failure of such representations and warranties referred to in this clause (ii) to be true and correct, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect; provided, however, that for purposes of determining the accuracy of representations and warranties referred to in clause (ii) for purposes of this condition, all qualifications as to “materiality” and “Material Adverse Effect” contained in such representations and warranties shall be disregarded;
(b)    Sellers shall have performed and complied with their covenants and agreements hereunder to the extent required to be performed prior to the Closing in all material respects, and Sellers shall have caused the documents and instruments required by Section 2.9(a) to be delivered to Buyer (or tendered subject only to Closing);
(c)    no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing;
(d)    the Sale Order, substantially in the form of Exhibit C, shall have been entered by the Bankruptcy Court and shall have become a Final Order, providing for, among other things, the assignment of the Assumed Contracts specified on the Assumed Contracts List as of the date hereof (unless waived by Buyer) and the sale of the Purchased Assets free and clear of all Liens;
(e)    Sellers shall have delivered a certificate from an authorized officer of each Seller to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(b) have been satisfied;
(f)    Sellers shall have delivered evidence of the payment, satisfaction, compromise or waiver of all Cure Amounts in excess of the Cure Cap; and
(g)    Sellers will have duly executed and delivered to Buyer the deliverables set forth in Section 2.9(a).
Section 7.2    Conditions to Sellers’ Obligations. Subject to Section 7.3, Sellers’ obligation to consummate the Contemplated Transactions in connection with the Closing are subject to satisfaction or written waiver of the following conditions (any or all of which may be waived in writing by the Sellers and the Buyer in whole or in part to the extent permitted by applicable Law):
(a)    as of the date hereof and as of the Closing (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (i) each representation or warranty contained in Section 4.1, Section 4.2 or Section 4.3 shall be true and correct in all respects other than de minimis exceptions, and (ii) each other representation or warranty set forth in Article IV shall be true and correct in all material respects, except where the failure of such representations and warranties referred to in this clause (ii) to be true and correct, individually or in the aggregate with other such failures, would not reasonably be expected to materially prevent, restrict or delay the consummation of the Contemplated Transactions or by any Related Agreement; provided, however, that for purposes of determining the accuracy of representations and warranties referred to in clause (ii) for purposes of this condition, all qualifications as to “materiality” and “Material Adverse Effect” contained in such representations and warranties shall be disregarded;
(b)    Buyer shall have performed and complied with its covenants and agreements hereunder to the extent required to be performed prior to the Closing in all material respects, and Buyer shall have caused the documents, instruments and payments required by Section 2.9(b) to be delivered to Sellers (or tendered subject only to Closing);
(c)    no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing;
(d)    the Sale Order shall have been entered by the Bankruptcy Court and shall have become a Final Order;
(e)    Buyer shall have delivered a certificate from an authorized person of Buyer to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied; and
(f)    Buyer will have duly executed and delivered to Sellers the deliverables set forth in Section 2.9(b).
Section 7.3    No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to its obligation to consummate the Contemplated Transactions set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts with respect to those matters contemplated by the applicable Sections of this Agreement to satisfy the conditions to the consummation of the Contemplated Transactions or other breach of a representation, warranty or covenant hereunder.
Section 7.4    Closing Efforts. Subject to, and in accordance with, (i) the terms and conditions of this Agreement, (ii) applicable Law and (iii) any requirements, conditions or other Proceedings of the Bankruptcy Court, each of the Parties shall use its reasonable best efforts to take promptly all actions and to do all things necessary, proper or advisable to satisfy the conditions to the other Party’s obligations set forth herein and to consummate the Contemplated Transactions.
Section 7.5    Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing.
ARTICLE VIII
TERMINATION
Section 8.1    Termination of Agreement. This Agreement may be terminated in accordance with this Article VIII and the Contemplated Transactions abandoned at any time prior to the Closing (each a “Termination Event”):

(a)    by the mutual written consent of Buyer, on the one hand, and Sellers, on the other hand;
(b)    by written notice of either Buyer or Sellers, if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, or upon the issuance by any Governmental Entity of an Order restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions or declaring unlawful the Contemplated Transactions, and such Order having become final, binding and non-appealable; provided that no termination may be made by a Party under this Section 8.1(b) if the issuance of such Order was caused by the breach or action or inaction of such Party;
(c)    by written notice of either Buyer or Sellers, if any of the conditions set forth in Section 7.1 or Section 7.2 of this Agreement, as applicable, have not been satisfied or waived on or the Outside Date; provided, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the conditions provided in Section 7.1 or Section 7.2, as applicable, to be satisfied before such date; provided, further that if, by the Outside Date, all conditions to the obligations of Sellers and Buyer to consummate the Contemplated Transactions set forth in Article VII have been satisfied and the Closing is set to occur two (2) Business Days thereafter pursuant to Section 2.8, the Outside Date shall be extended to the day after such second Business Day;
(d)    by Buyer, if (i) the Auction has not concluded on or before the 45th calendar day after the earliest Petition Date of Sellers, (ii) the Sale Order shall not have been entered by the Bankruptcy Court on or before the 55th calendar day after the Petition Date, (iii) at any time after entry of the Sale Procedures Order, such Sale Procedures Order is reversed, stayed, vacated or otherwise modified by the Bankruptcy Court, or (iv) at any time after entry of the Sale Order, such Sale Order is reversed, stayed, vacated or otherwise modified;
(e)    by Buyer by giving written notice to Sellers at any time prior to Closing in the event Sellers have breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 7.1(a) and Section 7.1(b) hereof, as the case may be, would not then be satisfied at the time of such breach, Buyer has notified Sellers of the breach, and the breach has continued without cure for the earlier of 10 days following the proposed Closing Date;
(f)    by Sellers by giving written notice to Buyer at any time prior to Closing in the event Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 7.2(a) and Section 7.2(b) hereof, as the case may be, would not then be satisfied at the time of such breach, Sellers have notified Buyer of the breach, and the breach has continued without cure for the earlier of 10 days following the proposed Closing Date;
(g)    by written notice from Sellers to Buyer, if all of the conditions set forth in Section 7.1 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Buyer fails to complete the Closing at the time required by Section 2.8;
(h)    by written notice from Buyer to Sellers, if all of the conditions set forth in Section 7.2 Section 7.1 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Sellers fail to complete the Closing at the time required by Section 2.8;
(i)    by Buyer if any secured creditor of any Seller obtains relief from the stay to foreclose on any portion of the Purchased Assets that is material for the manufacture, purchase or sale of the Product or the Purchased Inventory; or
(j)    automatically and without any action or notice by Sellers to Buyer, or Buyer to Sellers, immediately upon:
i.    approval by the Bankruptcy Court of an Alternate Transaction, unless Buyer has agreed to be a “back-up bidder” under the Sale Procedures Order; or
ii.    the consummation of an Alternate Transaction.
Notwithstanding anything to the contrary contained herein, (i) in no event may Buyer terminate this Agreement under Section 8.1(e) on account of Buyer’s failure to satisfy the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to any proposed Assumed Contract, and (ii) a Party shall not be permitted to terminate this Agreement pursuant to this Article VIII if the applicable Termination Event was caused by the breach of such Party or such Party’s gross negligence, willful misconduct, or bad faith or such Party is in material breach of any covenant, representation or warranty hereunder such that the conditions in Section 7.1(a)-(b) or Section 7.2(a)-(b), as applicable, would fail to be satisfied at the Closing.
Section 8.2    Procedure Upon Termination. In the event of termination and abandonment by Buyer, on the one hand, or Sellers, on the other hand, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned, without further action by Buyer or Sellers.
Section 8.3    Effect of Termination.
(a)    In the event that this Agreement is validly terminated pursuant to a right of termination as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement effective as of the date of such termination and such termination shall be without Liability to Buyer or the Sellers; provided, however, that Section 8.1, Section 8.2, this Section 8.3, Article IX and the Sale Procedures Order (if entered) shall survive any such termination and shall be enforceable hereunder. In no event shall any termination relieve any Party from any Liability from any willful breach of this Agreement prior to the date of such termination or from any Proceeding by Buyer or its Affiliates related to or arising out of Fraud.
(b)    Without limiting the foregoing, (i) in the event of termination of this Agreement by Sellers pursuant to Section 8.1(f) or Section 8.1(g), promptly upon such termination, the Parties shall direct the Escrow Agent to promptly pay the Deposit to Sellers and (ii) in the event of termination of this Agreement pursuant to Section 8.1 (except pursuant to Section 8.1(f) or Section 8.1(g)), promptly upon such termination, the Parties shall direct the Escrow Agent to promptly return the Deposit to Buyer. The Sellers’ or Buyer’s receipt of the Deposit pursuant to this Section 8.3 is in addition to all other rights and remedies available to Sellers or Buyer, respectively, hereunder or at law or in equity.

ARTICLE IX
MISCELLANEOUS
Section 9.1    Remedies. The Parties recognize that if a Party breaches or refuses to perform any of their covenants set forth in this Agreement, monetary damages alone would not be adequate to compensate the non-breaching Party for their injuries. The non-breaching Party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of, or to enjoin the violation of, the terms of such covenants. If any Proceedings are brought by the non-breaching Party to enforce such covenants, the breaching Party shall waive the defense that there is an adequate remedy at Law. The Parties agree to waive any requirement for the security or posting of any bond in connection with any Proceeding seeking specific performance of, or to enjoin the violation of, such covenants. The Parties agree that the only permitted objection that they may raise in response to any action for specific performance of such covenants is that it contests the existence of a breach or threatened breach of such covenants.
Section 9.2    Expenses. Except as otherwise provided in this Agreement or a Related Agreement, Sellers and Buyer shall bear their own expenses, including attorneys’ fees, incurred in connection with the negotiation and execution of this Agreement, the Related Agreements and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Contemplated Transactions.
Section 9.3    Entire Agreement. This Agreement (including the schedules and exhibits hereto and other documents specifically referred to herein) and the Related Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or among the Parties, written or oral, with respect to the subject matter hereof.
Section 9.4    Incorporation of Schedules, Exhibits and Disclosure Schedule. The schedules, appendices and exhibits to this Agreement, the documents and other information made available in the Disclosure Schedule are incorporated herein by reference and made a part hereof.
Section 9.5    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.5 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
Section 9.6    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of all Parties; provided, however, that (i) Buyer shall be permitted to assign any of its rights hereunder to one or more of its Affiliates or any acquirer of the Product, as designated by Buyer in writing to Sellers; (ii) Buyer shall remain liable for all of its obligations under this Agreement after any such assignment to its Affiliates; and (iii) Sellers shall be permitted to assign any of their rights hereunder pursuant to a confirmed plan under Chapter 11 of the Bankruptcy Code or pursuant to an order of the Bankruptcy Court.
Section 9.7    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) when sent by email (with written confirmation of transmission); or (iv) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to any Sellers, then to:
Novan, Inc.
4020 Stirrup Creek Drive, Suite 110
Durham, North Carolina 27703
Attention:    Paula Brown Stafford; John M. Gay
Email:          [***]

with a copy to:
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27609
Attention:    Gerald F. Roach;
Christopher B. Capel;
James R. Jolley
Email:        [***]

and
Morris, Nichols, Arsht & Tunnell LLP
1201 N Market St # 1600, Wilmington, DE 19801
Wilmington, DE 19801
Attention: Derek Abbott
Email: [***]
If to Buyer, then to:
Mayne Pharma LLC
3301 Benson Drive
Suite 401
Raleigh, NC 27609
Attention: General Counsel
Email: [***]

with copies (which shall not constitute notice) to:
K&L Gates LLP
559 Lexington Avenue
New York, NY 10022
Attention: Calvina Bostick and A. Lee Hogewood III
Email: [***]
Any Party may change the mailing address or email address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this Section 9.7.
Section 9.8    Governing Law; Jurisdiction. This Agreement shall in all aspects be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws. The Parties agree that any Proceeding one Party commences against any other Party pursuant to this Agreement shall be brought exclusively in the Bankruptcy Court and each of the Parties hereby irrevocably consents to the jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in the Bankruptcy Court or that any such suit, action or proceeding which is brought in the Bankruptcy Court has been brought in an inconvenient forum; provided that if the Bankruptcy Court is unwilling or unable to hear any such Proceeding, then the courts of the State of Delaware, sitting in New Castle County, Delaware, and the federal courts of the United States of America sitting in New Castle County, Delaware, shall have exclusive jurisdiction over such Proceeding.
Section 9.9    Consent to Service of Process. Each of the Parties hereby consents to process being served by any Party, respectively, in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.7.
Section 9.10    WAIVERS OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.
Section 9.11    Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement so long as the economic or legal substance of the Contemplated Transactions is not affected in a manner adverse to any Party. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the Parties shall negotiate in good faith to find a suitable and equitable provision that shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability in any one jurisdiction affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.12    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
Section 9.13    No Survival of Representations, Warranties and Agreements. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such party prior to the Closing) of the Parties set forth in this Agreement or in any other Related Agreement, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for six years following the Closing Date, and nothing in this Section 9.13 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Buyer and Sellers acknowledge and agree, on their own behalf and, with respect to Buyer that the agreements contained in this Section 9.13 (a) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for six years; and (b) are an integral part of the Contemplated Transactions and that, without the agreements set forth in this Section 9.13, none of the Parties would enter into this Agreement.
Section 9.14    Non-Recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Proceeding based upon, arising out of or related to this Agreement.
Section 9.15    Construction. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. The word “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereto” and “hereby,” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Unless expressly stated in connection therewith or the context otherwise requires, the phrase “relating to the business” and other words of similar import shall be deemed to mean “relating to the operation of the business of the Sellers as conducted as of the date hereof.” Except as otherwise provided herein, references to Articles, Sections, clauses, subclauses, subparagraphs, Schedules, Exhibits, Appendices and the Disclosure Schedule herein are references to Articles, Sections, clauses, subclauses, subparagraphs, Schedules, Appendices, Exhibits and the Disclosure Schedule of this Agreement. Any reference herein to any Law (or any provision thereof) shall include such Law (or any provision thereof) and any rule or regulation promulgated thereunder, in each case, including any successor thereto, and as it may be amended, modified or supplemented from time to time. Any reference herein to “dollars” or “$” means United States dollars.
Section 9.16    Computation of Time. In computing any period of time prescribed by or allowed with respect to any provision of this Agreement that relates to Sellers or the Chapter 11 Cases, the provisions of rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.

Section 9.17    Mutual Drafting. Each of the Parties has participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 9.18    Disclosure Schedule. The Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, that a disclosure set forth in section of the Disclosure Schedule will be deemed to be incorporated into any other section of the Disclosure Schedule to the extent that the applicability of such disclosure to such other section of the Disclosure Schedule is reasonably apparent on its face, without reference to underlying documentation. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedule or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business or consistent with past practice, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedule or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedule or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedule will be deemed to broaden in any way the scope of the Parties’ representations and warranties. The information contained in this Agreement, in the Disclosure Schedule and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of contract.
Section 9.19    Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.20    Counterparts; Facsimile and Email Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 9.21    Time of Essence. Time is of the essence of this Agreement.

SIGNATURE PAGE TO
ASSET PURCHASE AGREEMENT
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
SELLERS:

NOVAN, INC.

By     /s/ Paula Brown Stafford
    Name: Paula Brown Stafford
    Title: President and CEO
EPI HEALTH, LLC

By    /s/ Paula Brown Stafford
    Name: Paula Brown Stafford
    Title: CEO
BUYER:

MAYNE PHARMA LLC

By     /s/ Kimberly Parker
    Name: Kimberly Parker
    Title: Authorized Signatory

[Signature Page to Asset Purchase Agreement]

    Schedule 2.1(a)
Product

1.    RHOFADE (oxymetazoline hydrochloride 1% cream)